UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.      )

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☑  Definitive Proxy Statement
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☐  Soliciting Material Pursuant to §. 240.14a-12

COMMUNITY HEALTH SYSTEMS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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COMMUNITY HEALTH SYSTEMS, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 22, 2007

To Our Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders of Community Health Systems, Inc. will be held on Tuesday, May 22, 2007 at 8:00 a.m. (Eastern Daylight Time) at The St. Regis Hotel, 5th Avenue at 55th Street, New York, New York 10022, to consider and act upon the following matters:

1. To elect three (3) Class I Directors;

2. To approve the Community Health Systems, Inc. Amended and Restated 2000 Stock Option and Award Plan, as amended and restated on March 30, 2007 (the “Amended and Restated 2000 Stock Option and Award Plan”), which provides eligible participants the opportunity to receive grants of stock options and other awards;

3. To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for our fiscal year ending December 31, 2007;

4. To consider a proposal submitted by one of our stockholders; and

5. To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

The close of business on March 30, 2007, has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

YOU ARE REQUESTED, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, TO MARK, DATE, SIGN AND RETURN PROMPTLY THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

By Order of the Board of Directors,

Rachel A. Seifert
Senior Vice President, Secretary and
General Counsel

Franklin, Tennessee
April 12, 2007

ANNUAL MEETING OF STOCKHOLDERS
OF
COMMUNITY HEALTH SYSTEMS, INC.

PROXY STATEMENT

Page

Introduction	1
General Information	4
Proxy Statement Proposals	4
Corporate Governance Guidelines and Board Matters	4
Director Compensation	7
Director Nomination Process	8
Stockholder Proposals and Nominations for Directors	8
Members of the Board of Directors	9
Proposals Submitted for a Vote of Stockholders	11
Proposal 1 — Election of Class I Directors	11
Proposal 2 — Approval of the Community Health Systems, Inc. “Amended and Restated 2000 Stock Option and Award Plan,” as Amended and Restated on March 30, 2007	11
Proposal 3 — Appointment of Independent Registered Public Accounting Firm	19
Proposal 4 — Stockholder Proposal	21
Security Ownership of Certain Beneficial Owners and Management	24
Compliance With Exchange Act Section 16(a) Beneficial Ownership Reporting	25
Relationships and Certain Transactions between Community Health Systems, Inc. and its Officers, Directors and 5% Beneficial Owners and their Family Members	26
Information About Our Executive Officers	27
Executive Compensation	28
Compensation Discussion and Analysis	28
Summary Compensation Table	37
Grants of Plan-Based Awards	38
Outstanding Equity Awards at Fiscal Year-End	39
Option Exercises and Stock Vested	40
Pension Benefits	40
Nonqualified Deferred Compensation Plan	40
Potential Payments upon Termination or Change in Control	41
Equity Compensation Plan Information	43
Equity Compensation Plan Information as of Fiscal Year End	43
Compensation Committee Report	44
Audit and Compliance Committee Report	44
Miscellaneous	45
Attachments:
Annex A — Compensation Committee Charter
Annex B — Amended and Restated 2000 Stock Option and Award Plan, as Amended and Restated on March 30, 2007

ANNUAL MEETING OF STOCKHOLDERS
OF
COMMUNITY HEALTH SYSTEMS, INC.
4000 Meridian Boulevard
Franklin, Tennessee 37067

PROXY STATEMENT
April 12, 2007

INTRODUCTION

Solicitation

This Proxy Statement, the accompanying proxy card and the Annual Report to Stockholders (with Form 10-K) of Community Health Systems, Inc. (the “Company”) are being mailed on or about April 12, 2007. The Board of Directors (the “Board”) of the Company is soliciting your proxy to vote your shares at the 2007 Annual Meeting of Stockholders (the “Meeting”). The Board is soliciting your proxy to give all stockholders of record the opportunity to vote on matters that will be presented at the Meeting. This Proxy Statement provides you with information on these matters to assist you in voting your shares.

When and where will the meeting be held?

The meeting will be held at 8 a.m. on Tuesday, May 22, 2007 (Eastern Daylight Time) at The St. Regis Hotel, 5th Avenue at 55th Street, New York, New York 10022.

What is a proxy?

A proxy is your legal designation of another person (the “proxy”) to vote on your behalf. By completing and returning the enclosed proxy card, you are giving the President or the Secretary of the Company the authority to vote your shares in the manner you indicate on your proxy card.

Why did I receive more than one proxy card?

You will receive multiple proxy cards if you hold your shares in different ways (e.g., joint tenancy, trusts, and custodial accounts) or in multiple accounts. If your shares are held by a broker, bank, or other nominee (i.e., in “street name”), you will receive your proxy card or other voting information from your broker, bank or other nominee, and you will return your proxy card or cards to your broker, bank, or other nominee. You should vote on and sign each proxy card you receive.

Voting Information

Who is qualified to vote?

You are qualified to receive notice of and to vote at the Meeting if you own shares of Common Stock of the Company at the close of business on our record date of Friday, March 30, 2007.

How many shares of Common Stock may vote at the Meeting?

As of March 30, 2007, there were 94,749,676 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each matter presented.

What is the difference between a “shareholder of record” and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with Mellon Investor Services, the Company’s transfer agent, you are a “shareholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.

How do I vote my shares?

If you are a “shareholder of record”, you can vote your proxy by mailing in the enclosed proxy card.

Please refer to the specific instructions set forth on the enclosed proxy card.

If you hold your shares in “street name”, your broker/bank/trustee/nominee will provide you with materials and instructions for voting your shares, which may allow you to use the Internet or a toll free telephone number to vote your shares.

Can I vote my shares in person at the Meeting?

If you are a “shareholder of record”, you may vote your shares in person at the Meeting. If you hold your shares in “street name”, you must obtain a proxy from your broker, banker, trustee or nominee, giving you the right to vote the shares at the Meeting.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

Proposal 1 —	FOR the election of the three nominees for Class I Directors (W. Larry Cash, Harvey Klein, M.D., and H. Mitchell Watson, Jr.) with terms expiring at the 2010 Annual Meeting of Stockholders.

Proposal 2 —	FOR the Community Health Systems, Inc. Amended and Restated 2000 Stock Option and Award Plan, as amended and restated on March 30, 2007.

Proposal 3 —	FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm (independent auditors) for the fiscal year ending December 31, 2007.

Proposal 4 —	AGAINST the stockholder proposal.

What are my choices when voting?

Proposal 1 — You may cast your vote in favor of electing the nominees as Directors or withhold your vote on one or more nominees.

Proposals 2, 3, and 4 — You may cast your vote in favor of or against each proposal, or you may elect to abstain from voting your shares.

How would my shares be voted if I do not specify how they should be voted?

If you sign and return your proxy card without indicating how you want your shares to be voted, the President or Secretary will vote your shares as follows:

Proposal 1 —	FOR the election of all three nominees for Class I Directors with terms expiring at the 2010 Annual Meeting of Stockholders.

Proposal 2 —	FOR the Community Health Systems, Inc. Amended and Restated 2000 Stock Option and Award Plan, as amended and restated on March 30, 2007.

Proposal 3 —	FOR the ratification of the appointment of Deloitte & Touch LLP as the Company’s independent registered public accounting firm (independent auditors) for the fiscal year ending December 31, 2007.

Proposal 4 —	AGAINST the proposal submitted by one of the stockholders.

How are votes withheld, abstentions and broker non-votes treated?

Votes withheld and abstentions are deemed as “present” at the Meeting, are counted for quorum purposes, and other than for Proposal 1, will have the same effect as a vote against the matter. Broker non-votes, if any, while counted for general quorum purposes, are not deemed to be “present” with respect to any matter for which a broker does not have authority to vote.

Can I change my vote after I have mailed my proxy card?

You may revoke your proxy by doing one of the following:

•	By sending a written notice of revocation to the Secretary of the Company that is received prior to the Meeting, stating that you revoke your proxy;

•	By signing a later-dated proxy card and submitting it so that it is received prior to the Meeting in accordance with the instructions included in the proxy card(s); or

•	By attending the Meeting and voting your shares in person.

What vote is required to approve each proposal?

Proposal 1 requires a plurality of the votes cast to elect a director.

Proposal 2 requires the affirmative vote of a majority of those shares of Common Stock present in person or represented by proxy and entitled to vote thereon at the Meeting.

Proposal 3 requires the affirmative vote of a majority of those shares of Common Stock present in person or represented by proxy and entitled to vote thereon at the Meeting.

Proposal 4 requires the affirmative vote of a majority of those shares of Common Stock present in person or represented by proxy and entitled to vote thereon at the Meeting.

Who will count the votes?

Representatives from Mellon Investor Services, our transfer agent, will count the votes and serve as our Inspectors of Election. The Inspectors of Election will be present at the Meeting.

Who pays the cost of proxy solicitation?

The Company pays the costs of soliciting proxies. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of the Company’s Common Stock. In addition, certain of our affiliates’, Directors, officers, and employees will aid in the solicitation of proxies. These individuals will receive no compensation in addition to their regular salaries.

Is this Proxy Statement the only way that proxies are being solicited?

No. As stated above, in addition to mailing these proxy materials, certain Directors, officers or employees of the Company may solicit proxies by telephone, e-mail or personal contact. They will not be specifically compensated for doing so.

If you have any further questions about voting your shares or attending the Meeting please call our Secretary and General Counsel, Rachel Seifert, at 615-465-7000.

GENERAL INFORMATION

What is the deadline for submitting proxy statement proposals for the 2008 annual meeting of stockholders?

Each year the Board of Directors submits to the stockholders at the Meeting its nominations for election of directors. In addition, the stockholders are requested to ratify the selection of our independent registered public accounting firm. Other proposals may be submitted by the Board of Directors or stockholders for inclusion in the Proxy Statement for action at the Meeting. Any proposal submitted by a stockholder for inclusion in the 2008 Annual Meeting Proxy Statement must be received by the Company in the manner and by the deadline set forth under “Stockholder Proposals and Nominations for Directors” as set forth later in this Proxy Statement. In general, a director nomination, submitted in proper form, must be received no earlier than January 29, 2008, and no later than February 28, 2008. If a stockholder seeks to have a proposal included in our Proxy Statement for the 2008 Annual Meeting, the proposal must be submitted by not later than December 12, 2007.

How may I contact the Lead Director of the Board of Directors or other non-management members of the Board of Directors?

The Lead Director of the Company’s Board of Directors is Dale F. Frey, who presides at regularly scheduled executive sessions of our Board of Directors. Mr. Frey is also the Chair of the Governance and Nominating Committee of the Board of Directors. He and any of the other non-management directors may be contacted by any stockholder or other interested party in the following manner:

c/o Community Health Systems
4000 Meridian Boulevard
Franklin, TN 37067
Attention: Rachel A. Seifert
Corporate Secretary
615-465-7000
Investor  Communications@chs.net

In the alternative, stockholders or other interested parties may communicate with our directors or our corporate compliance officer by accessing the Confidential Disclosure Program established under our Code of Conduct:

Corporate Compliance and Privacy Officer
Community Health Systems
4000 Meridian Boulevard
Franklin, TN 37067
800-495-9510

How is the Board of Directors organized and what are the standing committees of the Board of Directors?

Our Board of Directors, which consists of eight (8) members, is governed by the Bylaws of the Company and is further guided by the Governance Guidelines for the Board of Directors. Our Governance Guidelines, include independence standards for those directors who are not also members of management. By evaluating the relationships of the Board of Directors with the Company and any members of management, as disclosed to us by them, against the independence standards of the Governance Guidelines our Board of Directors has affirmatively determined that the following six members are independent:

John A. Clerico
Dale F. Frey
John A. Fry
Harvey Klein, M.D.
Julia B. North
H. Mitchell Watson, Jr.

Messrs. Wayne Smith and Larry Cash, who are employee-officers of the Company, are not independent. Accordingly, 75% of the members of our Board of Directors are independent.

The non-management members of our Board of Directors meets periodically in executive sessions, typically at the end of each regularly scheduled board meeting, but otherwise as needed. A Lead Director, Dale F. Frey, presides over those sessions and is in a position to take a leadership role in certain limited circumstances when leadership by the Chairman, who is also our President and Chief Executive Officer, would not be appropriate. Our Lead Director also provides significant input into Board meeting agendas and presentation topics.

Our Board of Directors has three standing committees: Audit and Compliance, Compensation, and Governance and Nominating. Each of these committees is comprised solely of independent directors, and each meets the additional criteria for committee membership. Each committee operates pursuant to a committee charter. The current composition of our Board’s Committees is as follows:

Audit and Compliance Committee	Compensation Committee	Governance and Nominating Committee

John A. Clerico, Chair	Dale F. Frey	Dale F. Frey, Chair
John A. Fry	Julia B. North	John A. Fry
H. Mitchell Watson, Jr.	H. Mitchell Watson, Jr., Chair	Harvey Klein, M.D.
Julia B. North

How many times did your Board and its committees meet in 2006? What was the attendance by the members? What are the duties of the Board’s committees?

Directors are encouraged to attend our annual meeting of stockholders; all eight (8) of our then serving directors were present at our 2006 annual meeting of stockholders, which was followed immediately by the annual meeting of the Board of Directors.

The Board of Directors is responsible for broad corporate policy and the overall performance of the Company. Members of the Board are kept informed of the Company’s business by various documents sent to them before each meeting and oral reports made to them during these meetings by the Company’s Chairman, President and Chief Executive Officer and other corporate executives. They are advised of actions taken by the various committees of the Board of Directors. Directors have access to all our books, records and reports, and members of management are available at all times to answer their questions.

In 2006, the Board of Directors held four (4) regular meetings and three (3) special meetings. Each director attended at least 75% of the Board meetings and meetings of the Board Committees on which he/she served.

The Audit and Compliance Committee held eight (8) regular meetings during 2006. The Audit and Compliance Committee’s responsibility is to provide advice and counsel to management regarding, and to assist the Board of Directors in, its oversight of, (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent registered public accounting firm’s qualifications and independence; and (iv) the performance of the Company’s internal audit function and its independent registered public accounting firm. The Audit and Compliance Committee report is set forth later in this Proxy Statement.

The Compensation Committee held four (4) regular meetings during 2006. The primary purpose of the Compensation Committee is to (i) assist the Board of Directors in discharging its responsibilities relating to compensation of the Company’s executives; (ii) approve awards and grants of equity-based compensation arrangements to directors, employees, and others pursuant to the Community Health Systems, Inc. Amended and Restated 2000 Stock Option and Award Plan; (iii) administer the Community Health Systems, Inc. 2004 Employee Performance Incentive Plan with regard to the employees to whom Section 162(m) of the Internal Revenue Code applies; (iv) assist the Board of Directors by making recommendations regarding compensation programs for directors; and (v) produce an annual report on executive compensation for inclusion in the Company’s proxy statement in accordance with applicable rules and regulations of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Compensation Committee’s report is set forth later in this Proxy Statement.

The Compensation Committee’s responsibilities are set forth in the Committee’s charter, which is attached to this Proxy Statement as Annex A and is also included in the Governance section of the Company’s internet website. The primary responsibilities of the Committee are to oversee the elements of the compensation arrangements available to the Company’s subsidiaries that are used to compensate the Company’s executive officers, and in particular, the Chief Executive Officer. The Committee also approves the goals and objectives of the Chief Executive Officer and the other executive officers and determines whether targets have been attained in connection with target based compensation awards and equity grants. Pursuant to the Compensation Committee’s Charter, the Committee has authority to engage its own executive compensation consultants and legal advisors. Since 2005, Mercer Human Resources Consulting has served as the independent executive compensation consultant to the Committee.

The Governance and Nominating Committee met two (2) times during 2006. The primary purpose of the Governance and Nominating Committee is to (i) recommend to the Board of Directors a set of corporate governance guidelines applicable to the Company; (ii) review at least annually the Company’s corporate Governance Guidelines and make any recommended changes, additions or modifications; and (iii) identify individuals qualified to become Board members and to select, or recommend that the Board of Directors select, the director nominees for the next annual meeting of stockholders; and (iv) evaluate the qualification and performance of incumbent directors.

Who are your Audit Committee Financial Experts?

All three of the members of our Audit and Compliance Committee are “audit committee financial experts” as defined by the Exchange Act — John A. Clerico, John A. Fry, and H. Mitchell Watson, Jr.

Does the Company have a Code of Conduct?

The Company has an internal compliance program, the keystone of which is our Code of Conduct. Our Code of Conduct has been adopted and implemented throughout our organization and is applicable to all members of the Board of Directors, officers, and employees. A variation of this Code of Conduct has been in effect at our Company since 1997.

Where can I obtain a copy of your Board of Directors’ organizational documents?

A copy of the current version of our Board of Directors Governance Guidelines, including our Independence Standards, along with current versions of our Code of Conduct, the Board of Directors Governance Guidelines and committees’ charters are posted on the Investor Relations section of our Internet Website — www.chs.net. These items are also available in print to any shareholder who requests them by writing to Community Health Systems, Inc., Investor Relations, at 4000 Meridian Boulevard, Franklin, TN 37067.

How are your Directors Compensated?

Our Board of Directors has approved a compensation program for directors who are not members of management (“eligible directors”), which consists of both cash and equity-based compensation. In 2006,

eligible directors received an annual stipend of $40,000. The Chair of the Audit and Compliance Committee receives an additional annual stipend of $15,000; the Chair of the Compensation Committee receives an additional annual stipend of $10,000; and the Chair of the Governance and Nominating Committee receives an additional stipend of $7,500. Our Lead Director also received an additional stipend of $10,000. Eligible directors also receive $1,500 for each Board meeting attended and $1,000 for each committee meeting attended. On December 15, 2005, the program was modified by our Board of Directors effective January 1, 2006 so that independent directors receive 6,000 shares of restricted stock upon their initial appointment to the Board and 3,000 shares of restricted stock on the first business day after January 1 of each calendar year, provided the eligible director is a director on such date. These awards are made under our Amended and Restated 2000 Stock Option and Award Plan. The restrictions on these shares lapse in equal one-third increments on each of the first three anniversaries of the award date. All directors are reimbursed for their out-of-pocket expenses arising from attendance at meetings of the Board and its committees. Prior to establishing this program in December 2002, some of our directors were granted stock options upon joining our Board of Directors, but received no other compensation other than reimbursement of expenses for attending meetings. Beginning December 2002 until the above mentioned modification on December 15, 2005, our directors received stock options upon joining our Board of Directors along with annual grants of stock options. In addition, our directors received a restricted share grant in February 2005.

Director Compensation

The following table summarizes the aggregate fees paid or earned and the value of equity-based awards earned by our directors in 2006:

	Fees Earned		Restricted
	or Paid	Option	Stock	Total
Name	in Cash($)	Awards($)(1)	Awards($)(2)	Compensation($)

Dale F. Frey	71,500	24,275	49,180	144,955
Dr. Harvey Klein	50,500	24,275	49,180	123,955
John A. Clerico	70,500	24,275	49,180	143,955
John A. Fry	59,000	42,925	49,180	151,105
H. Mitchell Watson, Jr.	69,000	42,925	49,180	161,105
Julia B. North	56,000	31,533	49,180	136,713

(1)	This amount reflects the dollar amount recognized for financial reporting purposes for the year ended December 31, 2006 in accordance with FAS 123(R) of stock option awards granted under the Community Health Systems, Inc. Amended and Restated 2000 Stock Option Award Plan and thus may include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 2 to the Company’s audited financial statements for the year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 20, 2007. The FAS 123(R) amounts likely will vary from the actual amount ultimately realized.

(2)	This amount reflects the dollar amount recognized for financial reporting purposes for the year ended December 31, 2006 in accordance with FAS 123(R) of restricted stock awards granted under the Community Health Systems, Inc. Amended and Restated 2000 Stock Option Award Plan and thus may include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 2 to the Company’s audited financial statements for the year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 20, 2007. The FAS 123(R) amounts likely will vary from the actual amount ultimately realized. As of December 31, 2006, the non-employee directors had stock option awards outstanding for the following number of shares; Mr. Frey, 44,940; Dr. Klein, 25,000; Mr. Clerico, 20,000; Mr. Fry, 15,000; Mr. Watson, 15,000; and Ms. North, 10,000; and restricted stock awards outstanding of 4,000 for each non-employee director.

At its meeting in December 2006, the Governance and Nominating Committee of the Board of Directors has established a policy to evaluate the elements and levels of the Director Compensation Program on a biannual basis and to rebalance the compensation awards to attain an allocation of compensation of approximately 50% in cash compensation and 50% in stock-based awards. The Compensation Committee’s outside consultant will be engaged to perform a market analysis and make recommendations to the Governance and Nominating Committee. The Director Compensation Program will next be evaluated for adjustment in December 2007.

How are Directors Nominated?

The Governance and Nominating Committee has responsibility for the director nomination process.

The Governance and Nominating Committee believes that the minimum qualifications that must be met by any Director nominee include (i) a reputation for the highest ethical and moral standards, (ii) good judgment, (iii) a positive record of achievement, (iv) if on other boards, an excellent reputation for preparation, attendance, participation, interest and initiative, (v) business knowledge and experience relevant to the Company and (vi) a willingness to devote sufficient time to carrying out his or her duties and responsibilities effectively.

The qualities and skills necessary in a director nominee are governed by the specific needs of the Board at the time the Governance and Nominating Committee determines to add a director to the Board. The specific requirements of the Board will be determined by the Governance and Nominating Committee and will be based on, among other things, the Company’s then existing strategies and business, market, regulatory environments, and the mix of perspectives, experience and competencies then represented by the other Board members. The Governance and Nominating Committee will also take into account the Chairman, President and Chief Executive Officer’s views as to areas in which management desires additional advice and counsel.

When the need to recruit a director arises, the Governance and Nominating Committee will consult the other directors, including the Chairman, President and Chief Executive Officer and, when deemed appropriate, utilize fee-paid third party recruiting firms to identify potential candidates. The candidate evaluation process may include inquiries as to the candidate’s reputation and background, examination of the candidate’s experiences and skills in relation to the Board’s requirements at the time, consideration of the candidate’s independence as measured by the Company’s Independence Standards, and other considerations as the Governance and Nominating Committee deems appropriate at the time. Prior to formal consideration by the Governance and Nominating Committee, any candidate who passes such screening would be interviewed by the Chair of the Governance and Nominating Committee and the Chairman, President and Chief Executive Officer.

The nominees at the Meeting for the three (3) Class I Directors are as follows: W. Larry Cash, Harvey Klein, M.D., and H. Mitchell Watson, Jr., who are incumbents.

How can I submit Stockholder Proposals or Nominations for Directors?

The Governance and Nominating Committee will consider candidate nominees for election as director who are recommended by stockholders. Recommendations should be sent to the Secretary of the Company and should include the candidate’s name and qualifications and a statement from the candidate that he or she consents to being named in the proxy statement relating to the stockholder’s meeting at which the election of such nominee would take place and will serve as a director if elected. For any candidate to be considered by the Governance and Nominating Committee and, if nominated, to be included in the proxy statement, such recommendation must be received by the Secretary at our principal executive offices (Secretary, Community Health Systems, Inc., 4000 Meridian Boulevard, Franklin, TN 37067) not less than 45 or more than 75 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting of stockholders. This same time requirement applies to any business a stockholder seeks to bring before an annual meeting of our stockholders. However, if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, to be timely, notice by the stockholder must be delivered no later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which the public announcement of the meeting is first made. The by-laws specify certain requirements as to the form and content of a stockholder’s notice.

Under SEC regulations, any stockholder wishing to submit a proposal to be included in the proxy materials relating to the 2008 Annual Meeting of Stockholders must submit the proposal in writing no later than December 12, 2007.

MEMBERS OF THE BOARD OF DIRECTORS

Our certificate of incorporation provides for a classified Board of Directors consisting of three classes. Each class consists, as nearly as possible, of one-third of the total number of directors constituting the entire Board. At each Annual Meeting of stockholders, successors to the class of directors whose term expires at that Annual Meeting will be elected for a three-year term and until their respective successors are elected and qualified. A director may only be removed with cause by the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote in the election of directors.

Class I directors’ terms expire at our 2007 Annual Meeting. Upon the recommendation of the Governance and Nominating Committee, the three (3) persons listed in the table below each of whom is an incumbent director, and is nominated for election to serve as a Class I Director for a term of three (3) years and until their respective successors are elected and qualify.

Name	Age	Position

W. Larry Cash	58	Executive Vice President, Chief Financial Officer and Director (Class I)
Harvey Klein, M.D.	69	Director (Class I)
H. Mitchell Watson, Jr.	69	Director (Class I)

W. Larry Cash	Director Since 2001

Mr. Cash serves as the Executive Vice President and Chief Financial Officer. Prior to joining Community Health Systems, he served as Vice President and Group Chief Financial Officer of Columbia/HCA Healthcare Corporation from September 1996 to August 1997. Prior to Columbia/HCA, Mr. Cash spent 23 years at Humana, Inc., most recently as Senior Vice President of Finance and Operations from 1993 to 1996. He is also a director of Cross Country Healthcare, Inc. and serves on its audit (chair) and compensation committees.

Harvey Klein, M.D.	Director Since 2001
Governance and Nominating Committee Member

Dr. Klein has been an Attending Physician at the New York Hospital since 1992. Dr. Klein serves as the William S. Paley Professor of Clinical Medicine at Cornell University Medical College, a position he has held since 1992. He also has been a Member of the Board of Overseers of Weill Medical College of Cornell University since 1997. Dr. Klein is a member of the American Board of Internal Medicine and American Board of Internal Medicine, Gastroenterology.

H. Mitchell Watson, Jr.	Director Since 2004
Compensation Committee Chair
Audit and Compliance Committee Member

Mr. Watson is currently retired. From 1982 to 1989, Mr. Watson was a Vice President of IBM, serving from 1982 to 1986 as President, Systems Product Division, and from 1986 to 1989 as Vice President, Marketing. From 1989 to 1992, Mr. Watson was President and Chief Executive Officer of ROLM Company. Mr. Watson is a member of the Board of Directors of Praxair, Inc., and serves on its audit and compensation committee. Mr. Watson is chairman — emeritus of Helen Keller International and the Chairman of the Brevard Music Center.

The remaining incumbent directors, whose terms of office have not expired (Class II directors’ terms will expire in 2008, and Class III directors’ terms will expire in 2009), are set forth below.

Name	Age	Position

Dale F. Frey	74	Director (Class II)
John A. Fry	46	Director (Class II)
John A. Clerico	65	Director (Class III)
Julia B. North	59	Director (Class III)
Wayne T. Smith	61	Chairman of the Board, President and Chief Executive Officer (Class III)

Dale F. Frey	Director Since 1997
Lead Director
Governance and Nominating Committee Chair
Compensation Committee Member

Mr. Frey was elected as our Lead Director in February 2004. Mr. Frey is currently retired. From 1984 until 1997, Mr. Frey was the Chairman of the Board and President of General Electric Investment Corp. From 1980 to 1997, he was also Vice President of General Electric Company. Mr. Frey is also a director of Ambassadors Group, Inc., and K&F Industries Holdings, Inc.

John A. Fry	Director Since 2004
Audit and Compliance Committee Member
Governance and Nominating Committee Member

Mr. Fry presently serves as President of Franklin & Marshall College. From 1995-2002, he was Executive Vice President of the University of Pennsylvania and served as the Chief Operating Officer of the University and as a member of the executive committee of the University of Pennsylvania Health System. Mr. Fry is a member of (i) the Board of Directors of Allied Security Holdings, LLC, and (ii) the Board of Trustees of Delaware Investments, with oversight responsibility for all of the portfolios in that mutual fund family.

John A. Clerico	Director Since 2003
Audit and Compliance Committee Chair

Since 2000, when Mr. Clerico co-founded ChartMark Investments, Inc., he has served as its chairman and as a registered financial advisor. From 1992 to 2000, he served as an Executive Vice President and the Chief Financial Officer and a Director of Praxair, Inc. From 1983 until its spin-off of Praxair, Inc. in 1992, he served as an executive officer in various financial and accounting areas of Union Carbide Corporation. Mr. Clerico currently serves on the Board of Directors of (i) Educational Development Corporation, and on its audit and executive committees, and (ii) Global Industries, Ltd., and it is audit and finance (chair) committees.

Julia B. North	Director Since 2004
Compensation Committee Member
Governance and Nominating Committee Member

Julia B. North was appointed to our Board of Directors in December 2004. She is presently retired. Over the course of her career, Ms. North has served in many senior executive positions, including as President of Consumer Services for BellSouth Telecommunications from 1994 to 1997. After leaving BellSouth Telecommunications in 1997, she served as the President and CEO of VSI Enterprises, Inc. She currently serves on the Board of Directors of (i) Acuity Brands, Inc., and on its compensation and governance and nominating committees, and (ii) Simtrol Inc., and on its audit committee.

Wayne T. Smith	Director Since 1997

Chairman of the Board

Mr. Smith is the Chairman, President and Chief Executive Officer. Mr. Smith joined us in January 1997 as President. In April 1997, we also named him our Chief Executive Officer and a member of the Board of Directors. In February 2001, he was elected Chairman of our Board of Directors. Prior to joining us, Mr. Smith spent 23 years at Humana Inc., most recently as President and Chief Operating Officer, and as a director, from 1993 to mid-1996. He is currently a member of the Board of Directors of (i) Citadel Broadcasting Corporation, and serves on its audit committee, and (ii) Praxair, Inc., and serves on its compensation and governance and nominating committees. Mr. Smith is a member of the board of directors and a past chairman of the Federation of American Hospitals.

PROPOSALS SUBMITTED FOR A VOTE OF STOCKHOLDERS

PROPOSAL 1 — ELECTION OF CLASS I DIRECTORS

Upon the recommendation of the Governance and Nominating Committee, the following three (3) persons listed below are nominated for election to serve as Class I Directors for a term of three (3) years and until their respective successors are elected and qualify.

The nominees for directors are W. Larry Cash, Harvey Klein, M.D., H. Mitchell Watson, Jr. All nominees are currently serving terms as directors that expire at the Meeting. Each of the nominees has agreed to serve for the three-year term to which they have been nominated. If any of the nominees are unable to serve or refuse to serve as directors, an event which the Board does not anticipate, the proxies will be voted in favor of such other person(s), if any, as the Board of Directors may designate.

Required Vote

The affirmative vote of a plurality of the shares of our common stock present in person or by proxy at the Meeting is required to elect each of the Class I directors. Abstentions and broker non-votes in connection with the election of directors have no effect on such election since directors are elected by a plurality of the votes cast at the meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE NOMINEES FOR ELECTION AS CLASS I DIRECTORS.

PROPOSAL 2 — COMMUNITY HEALTH SYSTEMS, INC. “AMENDED AND RESTATED 2000 STOCK OPTION AND AWARD PLAN”, AS AMENDED AND RESTATED ON MARCH 30, 2007

The Board of Directors proposes that the stockholders approve our 2000 Amended and Restated Stock Option and Award Plan, as amended and restated on March 30, 2007.

The Board amended and restated the plan on March 30, 2007 to increase the number of shares available for options and awards by 5,800,000. Prior to its restatement, 4,041,555 shares of our common stock were available for issuance under the plan. Accordingly, if the amended plan is approved, there would be 9,841,555 shares of our common stock available for issuance under the plan.

The Board of Directors believes that the plan as amended and restated is necessary to continue its effectiveness in attracting, motivating and retaining officers, employees, directors and consultants with appropriate experience, to increase the grantees’ alignment of interest with the stockholders, to ensure the Company’s compliance with the requirements of Section 162(m) of the Internal Revenue Code, and to facilitate the plan’s operation.

SUMMARY OF THE AMENDED AND RESTATED 2000 STOCK OPTION AND AWARD PLAN

Our Board of Directors adopted the 2000 Stock Option and Award Plan in April 2000, and the stockholders approved it in April 2000, prior to our initial public offering. The plan was amended and restated

in February 2003 and approved by our stockholders in May 2003, and a further amendment and restatement occurred in February 2005, which was approved by our stockholders in May 2005. The plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code and for the grant of stock options which do not so qualify, stock appreciation rights, restricted stock, performance units and performance shares, phantom stock awards, and share awards. The plan is also designed to comply with the conditions for exemption from the short-swing profit recovery rules under Rule 16b-3 under the Securities Exchange Act.

The following is a summary of the material terms of the plan, as further amended and restated on March 30, 2007. The summary is qualified in its entirety by reference to the full text of the plan, a copy of which is attached to this Proxy Statement as Annex B.

Purpose.

The purpose of the plan is to strengthen the Company and its subsidiaries by providing an incentive to employees, officers, consultants and directors and thereby encouraging them to devote their abilities and industry to the success of our and our subsidiaries’ business enterprises.

Administration.

The plan is administered by the Compensation Committee of our Board of Directors, which consists of at least two of our independent directors, each of whom must also never have served as an officer of the Company. Members of the Compensation Committee serve at the pleasure of the Board of Directors until they cease to be directors or until removed by our Board of Directors. The Compensation Committee has the authority under the plan, among other things, to select the individuals to whom awards will be granted, to determine the type, size, purchase price and other terms and conditions of awards, and to construe and interpret the plan and any awards granted under the plan. Furthermore, with respect to options and awards that are not intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code, the Compensation Committee may generally delegate to one or more officers of the Company the authority to grant options or awards and/or to determine the number of shares subject to each such option or award. All decisions and determinations by the Compensation Committee in the exercise of its power are final, binding and conclusive.

Eligible Individuals.

Generally, officers, employees, directors and consultants of the Company or any of our subsidiaries are eligible to participate in the plan. Awards are made to eligible individuals at the discretion of the Compensation Committee and therefore, we cannot determine who will receive a future grant at this time. As of March 30, 2007, there were 20 officers (including all current executive officers), six independent directors, and approximately 450 other employees who were eligible to participate in the plan.

Shares Subject to Plan.

Prior to the amendment and restatement of the plan, 4,041,555 shares of our common stock remained available for grants under the plan. On March 30, 2007, our Board of Directors amended and restated the plan to, among other things, increase the number of shares available for such grants by an additional 5,800,000. Thus, subject to the approval of our stockholders, the plan as amended and restated will have available a total of 9,841,555 shares for future grants.

In no event will an eligible individual in any calendar year receive a grant of options or awards that is in the aggregate in respect of more than 1,000,000 shares, and the maximum dollar amount of cash or fair market value of shares that any eligible individual may receive in any calendar year in respect of performance units denominated in dollars may not exceed $250,000. In addition, no more than 30,000 shares may be issued upon the exercise of incentive stock options under the plan. Prior to this amendment and restatement, the number of shares of our common stock that were available for awards of restricted stock, performance based shares or units, phantom stock or other awards granted as “full value awards” under the plan was limited to a finite number, 4,500,000. The amendment and restatement of the plan deleted this limitation and, in lieu thereof, provides that in the event any awards granted after March 30, 2007 are made in the form of “full value awards” (including restricted stock, performance based shares or units, and phantom stock), such awards shall reduce the number of shares available under the plan by 2.24 shares for each share awarded. On March 30, 2007, our common stock closed at $35.25 per share on the New York Stock Exchange.

Shares subject to awards which expire, are canceled, are forfeited, are settled in cash or otherwise terminate for any reason without having been exercised or without payment having been made in respect of the entire award will again be available for issuance under the plan; with regard to shares that are subject to awards of restricted stock, performance based shares or units, phantom stock, and other awards that are granted after March 30, 2007 as “full value awards,” for each share that is cancelled, forfeited, settled in cash or otherwise terminated, 2.24 shares may again be the subject of options or awards under the plan. In the event of any increase or reduction in the number of shares, or any change (including a change in value) in the shares or an exchange of shares for a different number or kind of shares of the Company or another corporation, in any case by reason of a recapitalization, merger, reorganization, spin-off, split-up, stock dividend or stock split, among other things, the Compensation Committee may generally adjust the maximum number and class of common shares issuable under the plan, the number of common shares which are subject to outstanding awards, and/or the exercise price applicable to any of such outstanding awards.

Types of Awards Available.

Stock Options

The Compensation Committee may grant both nonqualified stock options and incentive stock options within the meaning of Section 422 of the Internal Revenue Code, the terms and conditions of which will be set forth in an option agreement; provided, however, that incentive stock options may only be granted to eligible individuals who are employees of the Company or its subsidiaries. The Compensation Committee has complete discretion in determining the number of shares that are to be subject to options granted under the plan and whether any such options are to be incentive stock options or a nonqualified stock option. Since 2005, all grants of nonqualified stock options have had a duration of eight (8) years.

The exercise price of any option granted under the plan will be determined by the Compensation Committee. However, the exercise price of any option granted under the plan may not be less than the fair market value of a share of our common stock on the date of grant. The fair market value of a share of our common stock on any date generally will be the closing sales price of a share of such common stock as reported by the New York Stock Exchange on that date.

The duration of any option granted under the plan will be determined by the Compensation Committee. Generally, however, no option may be exercised more than ten (10) years from the date of grant; provided, however, that the Compensation Committee may provide that a stock option may, upon the death of the grantee, be exercised for up to one (1) year following the date of death even if such period extends beyond ten (10) years.

The Compensation Committee also has the discretion to determine the vesting schedule of any options granted under the plan and may accelerate the exercisability of any option (or portion of any option) at any time. In the event of a change in control of the Company, each option held by the optionee as of the date of the change in control will become immediately and fully vested and exercisable. In addition, the option will remain exercisable for a period of six (6) months after a change in control, but in no event after the expiration of the stated term of the option.

Stock Appreciation Rights

The Compensation Committee may grant stock appreciation rights either alone or in conjunction with a grant of an option. In conjunction with an option, a stock appreciation right may be granted either at the time of grant of the option or at any time thereafter during the term of the option, and will generally cover the same shares covered by the option and be subject to the same terms and conditions as the related option. In addition, a stock appreciation right granted in conjunction with an option may be exercised at such times and only to the extent that the related option is exercisable. Any exercise of stock appreciation rights will result in a corresponding reduction in the number of shares available under the related option. In the event that the related option is exercised instead, a corresponding reduction in the number of shares available under the stock appreciation right will occur.

Upon exercise of a stock appreciation right which was granted in connection with an option, a grantee will generally receive a payment equal to the excess of the fair market value of a share of our common stock on the date of the exercise of the right over the per share exercise price under the related option, multiplied by the number of shares with respect to which the stock appreciation right is being exercised.

A stock appreciation right may be granted at any time and, if independent of an option, may be exercised upon such terms and conditions as the Compensation Committee, in its sole discretion, imposes on the stock appreciation right. However, the stock appreciation right may generally not have a duration that exceeds ten (10) years; provided, however, that the Compensation Committee may provide that a stock appreciation right may, upon the death of the grantee, be exercised for up to one (1) year following the date of death even if such period extends beyond ten (10) years.

Upon exercise of a stock appreciation right which was granted independently of an option, the optionee will generally receive a payment equal to the excess of the fair market value of a share of our common stock on the date of exercise of the right over the fair market value of our common stock on the date of grant, multiplied by the number of shares with respect to which the stock appreciation right is being exercised.

Notwithstanding the foregoing, the Compensation Committee may limit the amount payable with respect to a grantee’s stock appreciation right (whether granted in conjunction with an option or not), if any, by including such limit in the agreement evidencing the grant of the stock appreciation right at the time of grant. In addition, in the event of a change in control, each stock appreciation right held as of the change in control will become immediately and fully vested and exercisable and remain exercisable for a period of six (6) months after the date of the change in control, but in no event after the expiration of the stated term of the stock appreciation right.

Restricted Stock

Restricted stock may be awarded under the plan, which will be evidenced by a restricted stock agreement containing such restrictions, terms and conditions as the Compensation Committee may, in its discretion, determine.

Shares of restricted stock will be issued in the grantee’s name as soon as reasonably practicable after the award is made and after the grantee executes the restricted stock agreement, appropriate blank stock powers and any other agreements or documents which the Compensation Committee requires that the grantee execute as a condition to the issuance of such shares. Generally, restricted shares issued under the plan will be deposited together with the stock powers with an escrow agent (which may be us) designated by the Compensation Committee, and upon delivery of the shares to the escrow agent, the grantee will have all of the rights of a stockholder with respect to such shares, including the right to vote the shares and to receive all dividends or other distributions paid or made with respect to the shares.

Restrictions on shares awarded under the plan will lapse at such time and on such terms and conditions as the Compensation Committee may determine (which may include the occurrence of a change in control), which restrictions will be set forth in the restricted stock award agreement. The Compensation Committee may impose restrictions on any of the shares of restricted stock that are in addition to the restrictions under applicable federal or state securities laws, and may place a legend on the certificates representing such shares to give appropriate notice of any restrictions.

Upon the lapse of the restrictions on restricted shares, the Compensation Committee will cause a stock certificate to be delivered to the grantee with respect to such shares (or in other acceptable form, such as electronic), free of all restrictions under the plan.

Non-Discretionary Restricted Stock

The plan also provides for the grant of non-discretionary restricted stock to our non-employee directors.

Upon becoming a director, each director will be granted a restricted stock award in respect of 6,000 shares (the “initial grant”). In addition, each such director will be granted a restricted stock award in respect of an additional 3,000 shares on the first business day after the first day of each calendar year that the plan is in effect provided that he or she is a member of our Board of Directors on such date (an “annual grant”). However, if the initial grant is made after June 30th of any calendar year, the first annual grant to the respective director will be made on the first business day after the first day of the second calendar year following such year in which the initial grant was made, provided that the director is a member of our Board of Directors on such date. The purchase price for such shares subject to the initial grant or an annual grant will be zero.

The restrictions on shares subject to these restricted stock awards will lapse in one-third increments on each of the first, second, and third anniversaries of the award date, if the grantee continues to serve as a member of our Board of Directors as of such date. If a director ceases to serve as a director as a result of his or her death, disability or removal from the Board other than for cause, prior to the expiration of his or her term, the restrictions will lapse with respect to 100% of the shares on the date he or she ceases to serve as a director.

In the event of change in control, all shares of restricted stock which have not yet vested shall vest, and the restrictions on such shares shall lapse, immediately.

Performance Units and Performance Shares

The Compensation Committee may grant performance units and performance shares subject to the terms and conditions determined by the Compensation Committee in its discretion and set forth in the agreement evidencing the grant.

Performance units represent, upon attaining certain performance goals, a grantee’s right to receive a payment generally equal to (i) in the case of share-denominated performance units, the fair market value of a share of our common stock determined on the date the performance unit was granted, the date the performance unit became vested or any other date specified by the Compensation Committee, (ii) in the case of dollar-denominated performance units, the specified dollar amount or (iii) a percentage (which may be more than 100%) of the amount described in (i) or (ii) above depending on the level of the performance goal attained. Each agreement evidencing a grant of a performance unit will specify the number of performance units to which it relates, the performance goals which must be satisfied in order for performance units to vest and the performance cycle within which such performance goals must be satisfied.

The Compensation Committee must establish the performance goals to be attained in respect of the performance units, the various percentages of performance unit value to be paid out upon the attainment, in whole or in part, of the performance goals and such other performance unit terms, conditions and restrictions as the Compensation Committee deems appropriate. Payment in respect of vested performance units will generally be made as soon as practicable after the last day of the performance cycle to which the award relates.

Payments may be made entirely in shares of our common stock valued at fair market value, entirely in cash, or in such combination of shares and cash as the Compensation Committee may determine in its discretion. If the Compensation Committee in its discretion determines to make the payment entirely or partially in restricted shares, the Compensation Committee must determine the extent to which such payment will be in restricted shares and the terms of such shares at the time the performance unit award is granted.

Performance shares are subject to the same terms as described with respect to restricted stock (described above), except that the Compensation Committee will establish the performance goals to be attained in respect of the performance shares, the various percentages of performance shares to be paid out upon attainment, in whole or in part, of the performance goals and such other performance share terms, conditions and restrictions as the Compensation Committee deems appropriate.

Performance objectives established by the Compensation Committee for performance unit or performance share awards may be expressed in terms of (i) earnings per share, (ii) share price, (iii) pre-tax profits, (iv) net earnings, (v) return on equity of assets, (vi) sales or (vii) any combination of the foregoing. Performance objectives may be in respect of the performance of the Company or any of our subsidiaries or divisions or any combination thereof. Performance objectives may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range. The Compensation Committee may provide for the manner in which performance will be measured against the performance objectives (or may adjust the performance objectives) to reflect the impact of specified corporate transactions, accounting or tax law changes and other extraordinary or nonrecurring events.

The agreements evidencing a grant of performance units or performance shares may provide for the treatment of such awards in the event of a change in control, including provisions for the adjustment of applicable performance objectives.

Phantom Stock and Other Share-Based Awards

The Compensation Committee may grant shares of phantom stock, subject to the terms and conditions established by the Compensation Committee and set forth in the agreement evidencing the award. Upon the vesting of a phantom stock award, the grantee will receive a cash payment in respect of each share of phantom stock. The cash payment will be equal to the fair market value of a share of our common stock as of the date the phantom stock award was granted or such other date as determined by the Compensation Committee at the time of grant. In lieu of a cash payment, the Compensation Committee may settle phantom stock awards with shares of our common stock having a fair market value equal to the cash payment to which the grantee is entitled.

The Compensation Committee may also grant any other share-based award on such terms and conditions as the Compensation Committee may determine in its sole discretion.

Transferability of Options and Awards.

Options and unvested awards, if any, are generally not transferable except by will or under the laws of descent and distribution, and all rights with respect to such options and awards are generally exercisable only by the optionee or grantee during his or her lifetime, except that the Compensation Committee may provide that, in respect of any nonqualified stock option granted to an optionee, the option may be transferred to his or her spouse, parents, children, stepchildren and grandchildren and the spouses of such parents, children, stepchildren and grandchildren. In addition, the Compensation Committee may permit the nonqualified stock option to be transferred to trusts solely for the benefit of the optionee’s family members and to partnerships in which the family members and/or trusts are the only partners.

A nonqualified stock option or a stock appreciation right may also be transferred pursuant to a domestic relations order. A stock appreciation right granted in conjunction with an option will not be transferable except to the extent that the related option is transferable.

Certain Transactions.

In the event of a liquidation, dissolution, merger or consolidation, the plan and the options and awards issued under the plan will continue in accordance with the respective terms and any terms set forth in an agreement evidencing the option or award. Notwithstanding the foregoing, following any such transaction, options and awards will be treated as provided in the agreement entered into in connection with the transaction. If not so provided in that agreement, following any such transaction, the optionee or grantee will be entitled to receive in respect of each share of our common stock subject to his or her option or award, upon the exercise of any such option or upon the payment or transfer related to any such award, the same number and kind of stock, securities, cash, property, or other consideration that each holder of a share of common stock of the Company was entitled to receive in the transaction in respect of such share. The stock, securities, cash, property, or other consideration will remain subject to all of the conditions, restrictions and performance criteria which were applicable to the option or award prior to the transaction.

Amendment or Termination.

The plan will terminate on March 30, 2017, the day preceding the 10th anniversary of the Board of Director’s approval of the plan as amended and restated, and no option or award may be granted after such date. In addition, our Board of Directors may sooner terminate the plan and may amend, modify or suspend the plan at any time or from time to time. However, no amendment, suspension or termination may impair or adversely alter the rights of an optionee or grantee with respect to options or awards granted prior to such action, or deprive an optionee or grantee of any shares which may have been acquired under the plan, unless his or her written consent is obtained. To the extent necessary under any applicable law, regulation or exchange requirement, no amendment will be effective unless approved by our stockholders in accordance with such applicable law, regulation or exchange requirement. In addition, no option or stock appreciation right shall be repriced without stockholder approval.

No modification of an agreement evidencing an option or award may adversely alter or impair any rights or obligations under the option or award unless the consent of the optionee or grantee is obtained.

No Additional Rights.

An optionee does not have any rights as a shareholder of the Company with respect to any shares of our common stock issuable upon exercise of an option generally until the Company issues and delivers shares (whether or not certificated) to the optionee, a securities broker acting on behalf of the optionee or other nominee of the optionee.

Federal Income Tax Consequences of Options

The following discussion is a general summary of the principal United States federal income tax consequences under current federal income tax laws relating to stock options granted under the plan. This information is not a definitive explanation of the tax consequences of such awards nor is this summary intended to be exhaustive as it, among other things, does not describe state, local or foreign income tax and other tax consequences.

Generally.

An optionee will not recognize any taxable income upon the grant of a nonqualified option, and the Company will not be entitled to a tax deduction with respect to such grant. Generally, upon exercise of a nonqualified option, the excess of the fair market value of the Company’s common stock on the date of exercise over the exercise price will be taxable as ordinary income to the optionee. The Company will generally be entitled to a federal income tax deduction in the amount that the optionee includes in his or her gross income upon exercise and at the same time as he or she recognizes such income, subject to any deduction limitation under Section 162(m) or 280G of the Internal Revenue Code (each of which is discussed below). The optionee’s tax basis for the common stock received pursuant to such exercise will equal the sum of the compensation income recognized by the optionee and the exercise price he or she paid. The holding period with respect to such common stock will commence upon exercise of the option. The optionee’s subsequent disposition of shares acquired upon the exercise of a nonqualified option will ordinarily result in capital gain or loss, which may be long term or short term, depending on how long he or she holds the shares.

Subject to the discussion below, the optionee will not recognize taxable income at the time of grant or exercise of an incentive stock option, and the Company will not be entitled to a tax deduction with respect to such grant or exercise. However, the exercise of an incentive stock option may result in an alternative minimum tax liability to the optionee.

Generally, if the optionee holds the shares acquired upon the exercise of an incentive stock option for at least one (1) year after the date of exercise and for at least two (2) years after the date of grant of the incentive stock option, upon his or her disposition of the shares, the difference, if any, between the sales price of the shares and the exercise price will be treated as long-term capital gain or loss to the optionee. Generally, upon a sale or other disposition of shares acquired upon the exercise of an incentive stock option within one (1) year after the date of exercise or within two (2) years after the date of grant of the incentive stock option (any such disposition being referred to as a “disqualifying disposition”), any excess of the fair market value of the shares at the time of exercise of the option over the exercise price of such option will constitute ordinary income to the optionee. Subject to any deduction limitation under Section 162(m) or 280G of the Internal Revenue Code, the Company will be entitled to a deduction equal to the amount of such ordinary income included in the optionee’s gross income. Any excess of the amount realized by the optionee on the disqualifying disposition over the fair market value of the shares on the date of exercise will generally be capital gain and will not be deductible by us. If the sale proceeds from a disqualifying disposition are less then the fair market value of the shares on the date of exercise, the amount of the optionee’s ordinary income will be limited to the gain (if any) realized on the sale.

If the option is exercised through the use of shares of our common stock previously owned by the optionee, such exercise generally will not be considered a taxable disposition of the previously owned shares and thus no gain or loss will be recognized by the optionee with respect to the use of such shares upon exercise of the option. The basis and the holding period of such shares (for purposes of determining capital gain) will carry over to a like number of shares acquired upon exercise of the option. In the case of any nonqualified stock option, ordinary income (treated as compensation) will be recognized by the optionee on the additional shares of common stock acquired upon exercise of the option and will be equal to the fair market value of such shares on the date of exercise less any additional cash paid. If the previously owned shares of common stock were acquired by the optionee on the exercise of an incentive stock option and the holding period requirement for these shares is not satisfied at the time they are used to pay the exercise price the option, such use will constitute a disqualifying disposition of the previously owned shares resulting in the optionee’s recognition of ordinary income in the amount described in the preceding paragraph. Special rules may apply in computing the amount and character of the optionee’s income (or loss) in connection with the exercise of an incentive stock option where the exercise price is paid by the optionee’s delivery of previously owned shares.

Section 162(m) of the Internal Revenue Code.

Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1,000,000 in any taxable year to the Chief Executive Officer or any of the four other most highly compensated executive officers who are employed by the corporation on the last day of the taxable year. However, Section 162(m) provides an exception for “performance-based compensation” if the material terms are disclosed to and approved by the Company’s stockholders. Grants of options, stock appreciation rights and performance awards made under the plan can be made in a manner so as to qualify as “performance-based compensation” for purposes of Section 162(m).

Section 280G of the Internal Revenue Code.

Under certain circumstances, the accelerated vesting or exercise of options or other share awards in connection with a change in control might be deemed an “excess parachute payment” for purposes of the golden parachute tax provisions of Section 280G of the Internal Revenue Code. To the extent that any such event is considered to have occurred under the plan, the optionee would be subject to a 20% excise tax, and the Company would lose the ability to deduct the excess parachute payment. Under the Change in Control severance agreements (the “CIC Agreements”) entered into on March 1, 2007, between the Company, Community Health Systems Professional Services Corporation (the employer of each of our officers), and each officer of the Company, under certain circumstances the excise tax will be grossed up and paid by the Company.

New Plan Benefits.

Generally, the grant of options and awards under the Amended and Restated 2000 Stock Option and Award Plan are subject to the discretion of the Compensation Committee and therefore are not determinable at this time. However, non-discretionary restricted stock awards will be made to non-employee directors under the plans as follows:

Following their appointment, each non-employee director is to receive a restricted stock award in respect of 6,000 shares. In addition, a restricted stock award in respect of 3,000 shares shall be made to each non-employee director on the first business day after the first day of each calendar year that the plan is in effect, provided that he or she is a director on that date.

Required Vote

The affirmative vote of a majority of those shares of Common Stock present in person or represented by proxy and entitled to vote thereon at the Meeting is necessary for the approval of the Amended and Restated 2000 Stock Option and Award Plan. Abstentions will be considered a vote against this proposal and broker non-votes will have no effect on such matter since these votes will not be considered present and entitled to vote for this purpose.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE AMENDED AND RESTATED 2000 STOCK OPTION AND AWARD PLAN.

PROPOSAL 3 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors proposes that the stockholders ratify the appointment by the Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for 2007. We expect that a representative of Deloitte & Touche LLP will be present at the Meeting and will be available to respond to appropriate questions submitted by stockholders at the Meeting. Deloitte & Touche LLP will have the opportunity to make a statement if it desires to do so.

Fees

The following table summarizes the aggregate fees billed to the Company by Deloitte & Touche LLP:

	2006	2005
	(In thousands)

Audit Fees(a)	$2,504	$2,602
Audit-Related Fees(b)	573	477
Tax Fees(c)	650	404
All Other Fees(d)	61	38

Total	$3,788	$3,521

(a) Fees for audit services billed in 2006 and 2005 consisted of:

•	Audit of the Company’s annual consolidated financial statements (amounts include an attestation report on management’s assessment of internal control over financial reporting);

•	Reviews of the Company’s quarterly consolidated financial statements; and

•	Statutory and regulatory audits, consents and other services related to SEC matters.

(b) Fees for audit-related services billed in 2006 and 2005 consisted of:

•	Due diligence associated with acquisitions;

•	Financial accounting and reporting consultations;

•	Employee benefit plan audits; and

•	Agreed-upon procedures engagements.

(c) Fees for tax services billed in 2006 and 2005 consisted of:

•	Fees for tax compliance services totaled $638,000 and $404,000 in 2006 and 2005, respectively. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings and consisted of:

(i) Federal, state and local income tax return assistance;

(ii) Sales and use, property and other tax return assistance; and

(iii) Assistance with tax audits and appeals.

•	Fees for tax planning and advice services totaled $12,000 in 2006 and $0 in 2005. Tax planning and advice are services rendered with respect to proposed transactions or that alter a transaction to obtain a particular tax result. Such services consisted of tax advice related to structuring certain proposed mergers, acquisitions and disposals and other transactions.

(d) Fees for all other services billed in 2006 and 2005 consisted of permitted non-audit services, such as:

•	Valuation, or other services permitted under transition rules in effect at May 6, 2003; and

•	Any other consulting or advisory service.

In considering the nature of the services provided by the independent registered public accounting firm, the Audit and Compliance Committee determined that such services are compatible with the provision of independent audit services. The Audit and Compliance Committee discussed these services with the independent registered public accounting firm and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the rules and regulations of the American Institute of Certified Public Accountants.

Pre-Approval of Audit and Non-Audit Services

On December 10, 2002, the Board of Directors delegated to the Audit and Compliance Committee the sole authority to engage and discharge the Company’s independent registered public accounting firm, to oversee the conduct of the audit of the Company’s consolidated financial statements, and to approve the provision of all auditing and non-audit services. All audit and non-audit services performed by the independent registered public accounting firm during 2006 were pre-approved by the Audit and Compliance Committee prior to the commencement of such services. The Company’s policy does not permit the retroactive approval for “de minimus non-audit services.”

Required Vote

Approval by the stockholders of the appointment of our independent registered public accounting firm is not required, but the Board believes that it is desirable to submit this matter to the stockholders. If holders of a majority of our common stock present and entitled to vote on the matter do not approve the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2007 at the Meeting, the selection of our independent registered public accounting firm will be reconsidered by the Audit and Compliance Committee. Abstentions will be considered a vote against this proposal and broker non-votes will have no effect on such matter since these votes will not be considered present and entitled to vote for this purpose.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2007.

PROPOSAL 4 — STOCKHOLDER PROPOSAL

The Heavy and General Laborers’ Funds of New Jersey, 700 Raymond Boulevard, Newark, New Jersey 07105, the beneficial owner of 3,000 shares of our common stock, notified us on December 8, 2006 that it intends to submit the following proposal at the Meeting. If properly presented at the Meeting, this proposal will be voted on at that meeting. The stockholder’s proposal is quoted verbatim below.

Pay-for-Superior-Performance Proposal

Resolved:  That the shareholders of Community Health Systems, Inc. (“Company”) request that the Board of Director’s Executive Compensation Committee establish a pay-for-superior-performance standard in the Company’s executive compensation plan for senior executives (“Plan”), by incorporating the following principles into the Plan:

1. The annual incentive of bonus component of the plan should utilize defined financial performance criteria that can be benchmarked against a disclosed peer group of companies, and provide that an annual bonus is awarded only when the Company’s performance exceeds its peers’ median or mean performance on the selected financial criteria;

2. The long-term compensation component of the Plan should utilize defined financial and/or stock price performance criteria that can be benchmarked against a disclosed peer group of companies. Options, restricted shares, or other equity or non-equity compensation used in the Plan should be structured so that compensation is received only when the Company’s performance exceeds its peers’ median or mean performance on the selected financial and stock price performance criteria; and

3. Plan disclosure should be sufficient to allow shareholders to determine and monitor the pay and performance correlation established in the Plan.

Supporting Statement Submitted by the Stockholder Proponent

We feel it is imperative that compensation plans for senior executives be designed and supplemented to promote long-term corporate value. A critical design feature of a well-conceived executive compensation plan is a close correlation between the level of pay and the level of corporate performance relative to industry peers. We believe the failure to tie executive compensation to superior corporate performance; that is, performance exceeding peer group performance has fueled the escalation of executive compensation and detracted from the goal of enhancing long-term corporate value.

We believe that common compensation practices have contributed to excessive executive compensation. Compensation committees typically target senior executive total compensation at the median level of a selected peer group, then they design any annual and long-term incentive plan performance criteria and benchmarks to deliver a significant portion of the total compensation target regardless of the company’s performance relative to its peers. High total compensation targets combined with less than rigorous performance benchmarks yield a pattern of superior pay for average performance. The problem is exacerbated when companies include annual bonus payments among earnings used to calculate supplemental executive retirement plan (SERP) benefit levels, guaranteeing excessive levels of lifetime income through inflated pension payments.

We believe the Company’s Plan fails to promote the pay-for-superior-performance principle. Our Proposal offers a straightforward solution: The Compensation Committee should establish and disclose financial and stock price performance criteria and set peer group-related performance benchmarks that permit awards or payouts in its annual and long-term incentive compensation plans only when the Company’s performance exceeds the median of its peer group. A senior executive compensation plan based on sound pay-for-superior-performance principles will help moderate excessive executive compensation and create competitive compensation incentives that will focus senior executives on building sustainable long-term corporate value.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THE STOCKHOLDER PROPOSAL FOR THE FOLLOWING REASONS:

The Board of Directors has carefully considered the proposal submitted by the Heavy and General Laborer’s Funds of New Jersey. While the Board of Directors and the Compensation Committee strongly support the concept of performance-based compensation arrangements, and in fact have implemented such features in the Company’s compensation arrangements (see Compensation Discussion and Analysis, p. 28). The Board of Directors believes that the adoption of this proposal is not in our best interests and the best interests of our stockholders.

Tying senior executive compensation to peer group stock price performance or financial results is too narrow a focus and not as broad as the programs currently in place and is not in the best interests of our stockholders:

•	Our existing program for senior executive compensation was developed with the assistance of an independent consultant and aligns compensation with stockholder value by setting company specific financial targets,

•	The Compensation Committee, comprised solely of independent directors, is committed to the principle of performance-based compensation as demonstrated by the negative impact on senior executive officers’ incentive (bonus) compensation for 2006 (as discussed below),

•	Adopting the proposal may result in awarding undeserved compensation, and

•	Adopting the proposal would put us at a competitive disadvantage in recruiting and retaining senior executives.

We have Performance-Based Compensation Arrangements

The section of this proxy statement entitled “Compensation Discussion and Analysis” provides a detailed description of our executive compensation program and the efforts to align compensation with our short-term and long-term strategic objectives, while retaining and promoting the best talent available. Compensation alignment with two appropriate peer groups is part of that program.

First, as stated in the Compensation Discussion and Analysis, applying a philosophy and methodology developed with the assistance of an independent consultant several years ago, we seek to target base salaries at approximately the 50th percentile (i.e., mean) of a ten company talent peer group (i.e., a group of industry competitors with whom we compete for executive talent). When superior performance is attained (based on our specific financial targets) we seek to target total cash compensation at approximately the 75th percentile of the talent peer group. Total direct compensation, which combines base salary, incentive compensation, and the value of equity grants, is also targeted at approximately the 75th percentile of the talent peer group.

Second, the compensation element levels are also gauged against a five-company capital market peer group (i.e., a group of industry competitors with whom we compete for acquisitions and capital), and compensation levels are also very competitive to our peers for all the executive officers, both individually and collectively.

The compensation study utilized by the Compensation Committee’s independent consultant also measured the directional alignment of executive compensation with several key performance metrics and concluded that for both the peer group and the capital markets peer group, our senior executive officer compensation is well aligned with our performance.

The Compensation Committee is Committed to Performance-Based Compensation

The Compensation Committee is charged with oversight of the design and administration of our senior executive compensation program. The Compensation Committee agrees with the proposition that senior executive compensation should be aligned with stockholder value.

Our incentive compensation plan requires that internal corporate performance targets be attained for any incentive payment to be made. For our Chief Executive Officer and the Chief Financial Officer, the targets are earnings per share (“EPS”) and adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”). For our other senior executive officers, our target incentive plans include these elements, but also take into account individual areas of oversight. The overall EPS corporate target was not met at all in 2006 and only 92% of the EBITDA corporate target was met. As a result, our Chief Executive Officer and Chief Financial Officer received less than half of the maximum incentive compensation they would have been entitled to receive had the targets been met. The incentive compensation payments to our other senior executive officers were also reduced as a result of us not achieving our target. These lower incentive payments for 2006 demonstrate that our senior executive compensation is well aligned with performance and stockholder value.

A blend of stock options and performance-based restricted shares are used to provide long-term incentive compensation to our senior executive officers. These grants are made in amounts and in a manner that are consistent with and, more importantly, competitive with, our industry peer groups. Stock options are priced at current market price so value is only realized by the senior executive if our stock price increases after the date of grant. Restricted share grants include a forfeiture provision that is triggered if a performance target is not met.

The Stockholder Proposal May Award Undeserved Compensation

We believe that linking performance goals to our own planning process, as opposed to the financial performance of peers, is the best way for us to execute on our business strategy. Since at any point in time our peer companies can be in different circumstances from us, linking incentives only to a comparison against peer performance could have unintended consequences. For example, at a time when one or more large peer companies are facing challenges unique to them, we may outperform the peer companies but not achieve our own targets for growth and profitability. Our Board of Directors does not want to reward senior executives under these circumstances and believes that the better course is for us, under the oversight of the Board of Directors, to set the correct business goals for ourselves, and then to align senior executive compensation with performance against those goals. Moreover, rather than rewarding an individual on the basis of the performance of the stock market, the industry peer group, or us in relation to that peer group, our incentive compensation policy rewards employees based on our financial performance as well as individual performance.

The Stockholder Proposal Disadvantages us at Recruiting, Motivating and Retaining Executives

Our success depends on the performance of our employees. The Board of Directors believes that senior executives and other employees are more effectively motivated when their performance-based compensation is directly tied to our performance as to which they have some control rather than tied to the performance of our “peer companies” over which they have no control. Further, if the Board of Directors were to adopt the stockholders proposal, it might be necessary to increase base salaries to a level far above the competitive norm to retain the senior executive officers in their current positions or to recruit new senior executive officers to compensate for the more unpredictable and uncontrollable incentive and long-term compensation elements.

Conclusion

In summary, we believe that our existing annual bonus and long-term incentive programs adequately and directly align performance and pay. The program includes elements of risk for appropriate portions of the compensation package for each senior executive officer. These elements of risk are based on internal performance, not on the successes or failures of other companies. Imposing the types of risk suggested by the stockholder proponent are more appropriately utilized in the selection and retention of fund managers than they are for the compensation of the senior managers of operating companies.

For all the reasons stated above, the Board of Directors believes that the adoption of the stockholder proposal is unnecessary and in fact could be detrimental to the long-term interests of the Company’s stockholders.

Required Vote

The affirmative vote of a majority of those shares of Common Stock present in person or represented by proxy and entitled to vote thereon at the Meeting is required for the approval of the Stockholder Proposal. Abstentions will be considered a vote against this proposal and broker non-votes will have no effect on such matter since these votes will not be considered present and entitled to vote for this purpose.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THIS STOCKHOLDER PROPOSAL BECAUSE IT IS NOT IN THE BEST INTERESTS OF STOCKHOLDERS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 30, 2007, except as otherwise footnoted, with respect to ownership of our common stock by:

•	each person known by us to be a beneficial owner of more than 5% of our Company’s common stock;

•	each of our directors;

•	each of our executive officers named in the Summary Compensation Table on page 37; and

•	all of our directors and executive officers as a group.

Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of common stock beneficially owned by them, except to the extent such power may be shared with a spouse.

	Shares Beneficially Owned(1)
Name	Number		Percent

5% Stockholders:
FMR Corp.	9,222,049	(2)	9.7%
T. Rowe Price Associates, Inc.	4,962,422	(3)	5.2%
Directors:
John A. Clerico	35,333	(4)	*
Dale F. Frey	46,014	(5)	*
John A. Fry	20,333	(6)	*
Harvey Klein	30,333	(7)	*
Julia B. North	18,000	(8)	*
H. Mitchell Watson, Jr.	22,333	(9)	*
Wayne T. Smith	1,892,542	(10)	2.0%
W. Larry Cash	793,356	(11)	0.8%
Other Named Executive Officers:
David L. Miller	380,374	(12)	0.4%
Gary D. Newsome	318,846	(13)	0.3%
Michael T. Portacci	342,536	(14)	0.4%
All Directors and Executive Officers as a Group (14 persons)	4,480,646	(15)	4.6%

*	Less than 1%.

(1)	For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock when such person or persons has the right to acquire them within 60 days after March 30, 2007. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, any shares which such person or persons have the right to acquire within 60 days after March 30, 2007 is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Shares beneficially owned are based on a Schedule 13G filed on February 14, 2007, by FMR Corp. The address of FMR Corp. is 82 Devonshire St., Boston, MA 02109.

(3)	Shares beneficially owned are based upon a Schedule 13G filed on February 13, 2007, by T. Rowe Price Associates, Inc. The address of T. Rowe Price Associates, Inc., is 100 East Pratt St., Baltimore, MD 21202. These securities are owned by various individual and institutional investors, which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, T. Rowe Price Associates is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(4)	Includes 18,333 shares subject to options which are currently exercisable or exercisable within 60 days of March 30, 2007.

(5)	Includes 39,014 shares subject to options which are currently exercisable or exercisable within 60 days of March 30, 2007.

(6)	Includes 13,333 shares subject to options which are currently exercisable or exercisable within 60 days of March 30, 2007.

(7)	Includes 23,333 shares subject to options which are currently exercisable or exercisable within 60 days of March 30, 2007.

(8)	Includes 10,000 shares subject to options which are currently exercisable or exercisable within 60 days of March 30, 2007.

(9)	Includes 13,333 shares subject to options which are currently exercisable or exercisable within 60 days of March 30, 2007.

(10)	Includes 1,100,000 shares subject to options which are currently exercisable or exercisable within 60 days of March 30, 2007.

(11)	Includes 560,000 shares subject to options which are currently exercisable or exercisable within 60 days of March 30, 2007.

(12)	Includes 226,667 shares subject to options which are currently exercisable or exercisable within 60 days of March 30, 2007.

(13)	Includes 226,667 shares subject to options which are currently exercisable or exercisable within 60 days of March 30, 2007.

(14)	Includes 226,667 shares subject to options which are currently exercisable or exercisable within 60 days of March 30, 2007.

(15)	Includes 2,818,333 shares subject to options which are currently exercisable or exercisable within 60 days of March 30, 2007.

COMPLIANCE WITH EXCHANGE ACT SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING

Section 16(a) of the Exchange Act requires our executive officers, directors, and persons who beneficially own greater than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. These persons are required by regulation to furnish us with copies of all Section 16(a) reports that they file. Based solely on our review of copies of these reports that we have received and on representations from all reporting persons that no Form 5 report was required to be filed by them, we believe that during 2006, all of our officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements.

RELATIONSHIPS AND CERTAIN TRANSACTIONS BETWEEN THE COMPANY AND ITS OFFICERS, DIRECTORS AND 5% BENEFICIAL OWNERS AND THEIR FAMILY MEMBERS

The Company employs Brad Cash, son of W. Larry Cash. In 2006, Brad Cash received compensation of $219,822, including relocation expense of $29,941, while sequentially serving as a Chief Financial Officer of two of our hospitals.

In 2005, the Company’s subsidiary, CHS/Community Health Systems, Inc. has established Community Health Systems Foundation, a tax-exempt charitable foundation. One of the purposes of the Foundation is to match charitable contributions made by the Company’s directors and officers up to an aggregate maximum per year of $25,000 per individual. In 2006, the Company contributed $1.5 million to this foundation.

The Company believes each of the transactions or financial relationships were on terms as favorable as could have been obtained from unrelated third parties.

There were no loans outstanding during 2006 from the Company to any of its directors, nominees for director, executive officer, or any beneficial owner of 10% or more of our equity securities, or any family member of any of the foregoing.

The Company applies the following policy and procedure with respect to related person transactions. All such transactions are first referred to the General Counsel to determine if they are exempted or included under the Company’s written policy. If they are included, the transaction must be reviewed by the Audit and Compliance Committee to consider and determine whether the benefits of the relationship outweigh the potential conflicts inherent in such relationships and whether the transaction is otherwise in compliance with the Company’s Code of Conduct and other policies, including for example, the independence standards of the Governance Principles of the Board of Directors. Related person transactions are reviewed not less frequently than annually if they are to continue beyond the year in which the transaction is initiated. “Related person transaction” means those financial relationships involving the Company and any of its subsidiaries, on the one hand, and any person who is a director (or nominee) or an executive officer, any immediate family member of any of the foregoing persons, any person who is a direct or beneficial owner of 5% or more of the Company’s common stock (our only class of voting securities), or is employed by or in a principal position with such an owner, on the other hand. Exempted from related person transactions are those transactions in which the consideration in the transaction during a fiscal year is expected to be less than $120,000 (aggregating any transactions conducted as a series of transactions).

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The following sets forth information regarding our executive officers as of March 30, 2007. Each of our executive officers holds an identical position with CHS/Community Health Systems, Inc. and Community Health Systems Professional Services Corporation, two of our wholly-owned subsidiaries:

Name	Age	Position

Wayne T. Smith	61	Chairman of the Board, President and Chief Executive Officer and Director (Class III)
W. Larry Cash	58	Executive Vice President, Chief Financial Officer and Director (Class I)
David L. Miller	58	Senior Vice President — Group Operations
Gary D. Newsome	49	Senior Vice President — Group Operations
Michael T. Portacci	48	Senior Vice President — Group Operations
William S. Hussey	57	Senior Vice President — Group Operations
Rachel A. Seifert	47	Senior Vice President, Secretary and General Counsel
T. Mark Buford	53	Vice President and Corporate Controller

Wayne T. Smith — The principal occupation and employment experience of Mr. Smith during the last five years is set forth on page 11 above.

W. Larry Cash — The principal occupation and employment experience of Mr. Cash during the last five years is set forth on page 9 above.

David L. Miller serves as Senior Vice President — Group Operations. Mr. Miller joined us in November 1997 as a Group Vice President, and presently manages hospitals in Alabama, Florida, Louisiana, North Carolina, South Carolina, Virginia, and West Virginia. Prior to joining us, he served as a Divisional Vice President for Health Management Associates, Inc. from January 1996 to October 1997. From July 1994 to December 1995, Mr. Miller was the Chief Executive Officer of a facility owned by Health Management Associates, Inc.

Gary D. Newsome serves as Senior Vice President — Group Operations. Mr. Newsome joined us in February 1998 as Group Vice President, and presently manages hospitals in Illinois, Kentucky, New Jersey, and Pennsylvania. Prior to joining us, he was a Divisional Vice President of Health Management Associates, Inc. From January 1995 to January 1996, Mr. Newsome served as Assistant Vice President/Operations and Group Operations Vice President responsible for certain facilities operated by Health Management Associates, Inc.

Michael T. Portacci serves as Senior Vice President — Group Operations. Mr. Portacci joined us in 1987 as a hospital administrator and became a Group Director in 1991. In 1994, he became Group Vice President, and presently manages hospitals in Arizona, California, Missouri, New Mexico, Texas, Utah, and Wyoming.

William S. Hussey serves as Senior Vice President — Group Operations. Mr. Hussey joined us in June 2001 as a Group Assistant Vice President. In January 2003, he was promoted to Group Vice President to manage our acquisition of seven hospitals in West Tennessee, and in January 2004, he was promoted to Group Senior Vice President and assumed responsibility for additional hospitals. Mr. Hussey presently manages hospitals in Arkansas, Georgia, Kentucky, and Tennessee. Prior to joining us, he served as President and CEO for a hospital facility in Ft. Myers, Florida (1998 to 2001). From 1992 to 1997, Mr. Hussey served as President — Tampa Bay Division, for Columbia/HCA Healthcare Corporation.

Rachel A. Seifert serves as Senior Vice President, Secretary and General Counsel. She joined us in January 1998 as Vice President, Secretary and General Counsel. From 1992 to 1997, she was Associate General Counsel of Columbia/HCA Healthcare Corporation and became Vice President-Legal Operations in 1994. Prior to joining Columbia/HCA in 1992, she was in private practice in Dallas, Texas.

T. Mark Buford, C.P.A., serves as Vice President and Corporate Controller. Mr. Buford has served as our Corporate Controller since 1986 and as Vice President since 1988.

The executive officers named above were appointed by the Board of Directors to serve in such capacities until their respective successors have been duly appointed and qualified, or until their earlier death, resignation or removal from office.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

As a leader in the hospital sector of the healthcare industry, the nation’s largest and fastest growing domestic industry, the Company must ensure that it attracts and retains the leadership and managerial talent needed to sustain its position in this rapidly changing industry. To remain competitive in the Company’s financial, capital, and business markets, continued Company growth is a paramount objective of the Company’s strategy. These strategic imperatives are the fundamental point of alignment between shareholder value and the compensation of executive management.

The basic purposes of the Company’s executive compensation program are to attract and retain seasoned professionals with demonstrated abilities to capitalize on growth opportunities in both same-store and new markets (both geographic and business line), while also adhering to rigorous expense management in an environment of ethical and compliant behavior. By developing a competitive executive compensation program that incorporates short-term and long-term components, portions of which are keyed to shareholder growth metrics, the Company believes that shareholder value can best be maximized.

Oversight of the Executive Compensation Program

The Compensation Committee of the Board of Directors oversees the Company’s executive compensation program. The current members of the Compensation Committee are Dale F. Frey, who is also the Company’s Lead Director, Julia B. North, and H. Mitchell Watson, Jr., who serves as the Committee’s chair. Each member of the Committee has served as such since 2004. Each of the Committee members is fully independent of management and has never served as an employee or officer of the Company or its subsidiaries. In addition to meeting the independence requirements of the New York Stock Exchange and the Securities and Exchange Commission (for Section 16(b) purposes), each member of the Committee also meets the independence requirements of IRC§ 162(m).

Executive Compensation Philosophy and Core Principles

The Company’s executive compensation philosophy is to develop and utilize a combination of compensation elements that rewards current period performance, continued service, and attainment of future goals, and that ensures the retention of executive talent. The key elements of executive compensation are linked either directly or indirectly to preserving and/or maximizing shareholder value. The Company continues to develop its compensation policies, programs, and disclosures to provide transparency and accountability to all of its stakeholders.

The core principles applied by the Company in implementing this philosophy are to provide a mix of compensation vehicles that generates a compensation package that is competitive with appropriate peer groups, rewards in both short-term and long-term perspectives the attainment of performance and growth objectives, aligns the interests of executive management with shareholders, and retains valuable executive talent. While consistency of application of these principles is a goal, sufficient flexibility is maintained to ensure that the overall philosophical intent of the executive compensation program is achieved.

The tools currently used by the Company are:

•	Annual cash compensation that is competitive with the peer group/industry sector in which the Company directly competes for talent, i.e., the for-profit hospital and managed care industries;

•	Annual target incentive cash compensation that is predominantly at risk, performance-based, and indexed to the attainment of the Company’s growth objectives;

•	Longer-term incentive awards of stock-based compensation that further align the interests of executive management with maximization of long-term shareholder value; and

•	Provision of longer range savings, retirement, and other benefits, including appropriate perquisites, to retain the most experienced and talented executives through their most productive and valuable years of employment service.

The current executive compensation policy seeks to attain the following targets:

•	Base salary compensation for each executive is targeted to be within an approximate range of 15% of the 50th percentile for the appropriate peer group executive;

•	Base salary plus target payout of annual cash incentive award plan for each executive is targeted to be within an approximate range of 15% of the 75th percentile for the appropriate peer group executive;

•	Total direct compensation, including the value of long-term incentives, is targeted to be approximately the 50th percentile for the appropriate peer group executive; and

•	The allocation of total direct compensation among the at-risk elements of the compensation program utilized by the Company to provide an overall compensation structure that is balanced and competitive.

The Company believes that generally adhering to this policy, with the flexibility to make upward or downward adjustments as needed for individual or unusual market or extraordinary performance considerations, provides consistency and predictability to the Company’s executives and alignment of interests and transparency to the Company’s investors.

In establishing performance-based targets for cash incentive compensation to its executives, the Company sets targets that are (a) indexed to the Company’s attainment of its budgeted operating performance, which correspond to its guidance to investors, and (b) linked, if applicable, to an individual executive’s specific area of oversight. In the case of the Chief Executive Officer, the performance-based targets are two-fold — a continuing operations earnings per share target and an EBITDA (earnings before deductions for interest, taxes, depreciation, and amortization) target. (In 2007, a third target, for net revenue, has been added.) The target performance-based incentive compensation plans for each executive provide both underachievement payments, albeit severely reduced, as well as overachievement opportunity. The Company believes that a scaled payout opportunity versus an “all or nothing” approach best fulfills the Company’s objectives in providing these incentives.

The executive compensation process is implemented in annual cycles, commencing in the fall of each year with a compensation survey and study prepared by the Compensation Committee’s consultant, Mercer Human Resources Consulting. The consultant’s work includes the identification and review of peer group compensation data, utilizing the most recent proxy statement data, other publicly available data (i.e., Form 8-K data), and the consulting group’s proprietary database of executive compensation information. In addition to reviewing the primary peer group information, potential alternative peer groups are reviewed to the extent their constituent companies may be either talent pools for Company recruitment or that Company executives may be targeted for recruitment to those other industries. The peer group data is analyzed and the competitiveness of the Company’s executive officers is evaluated based on direct compensation and relative performance metrics, and an annual growth rate factor (because the data is approximately one year out-of-date) is computed to formulate proposed adjustments for the Company’s next fiscal year. Management and the Compensation Committee evaluate the information and make joint recommendations for any proposed adjustments to executive compensation levels and elements. The process is a collaborative one, involving the Compensation Committee and its consultant and the Company’s Chief Executive Officer, Chief Financial Officer, and human resources executives. Recommendations are reviewed in connection with the evaluation, in February, of the attainment of target incentive compensation awards and other performance-based compensation awards for the prior year, which coincides with the completion of the Company’s annual financial statement audit and release of annual earnings. After earnings for the prior year are released to the public in the third week of February, final compensation adjustments are made by the Committee and reviewed and approved by the Board of Directors. At that time, base salaries are adjusted, prior year incentive payments are made, then current year target objectives are established, and equity awards are granted.

Employment Contracts; Change in Control Severance Agreements

None of the Company’s executive officers has a written employment agreement with the Company or any of its subsidiaries. In February 2007, the Board of Directors, on the recommendation of the Compensation Committee, approved Change in Control severance agreements (the “CIC Agreements”) among the Company, Community Health Systems Professional Services Corporation (the employer of each of our executives), and each officer of the Company (collectively, the “Covered Executives”), effective as of March 1, 2007. The CIC Agreements will remain in effect until February 28, 2009 (or, if later, expiration of the 36 month period following a Change in Control, as defined in the CIC Agreements). Commencing on March 1, 2008 and on each March 1 thereafter, the term of the CIC Agreements will automatically be extended for one year unless notice is given by the prior December 1st.

The CIC Agreements provide for certain compensation and benefits in the event of termination of a Covered Executive’s employment during the period following a Change in Control, (A) by the Company, other than as a result of the Covered Executive’s death or disability within thirty-six (36) months of the Change in Control or (B) by the Covered Executive, upon the happening of certain “good reason” events within twenty-four (24) months of the Change in Control including, among other things, (i) certain changes in the Covered Executive’s title, position, responsibilities or duties, (ii) a reduction in the Covered Executive’s base salary, (iii) certain changes in the Covered Executive’s principal location of work or (iv) the failure of the Company to continue in effect any material compensation or benefit plan . The thirty-six (36) and twenty-four (24) month time periods described in the preceding sentence apply to the CIC Agreements for the Company’s President and Chief Executive Officer, the Executive Vice President and Chief Financial Officer, and each Senior Vice President; for the CIC Agreements among the Company, Community Health Systems Professional Services Corporation and each Vice President of the Company, the applicable time periods are twenty-four (24) and twelve (12) months, respectively.

Compensation and benefits payable under the CIC Agreements include a lump sum payment equal to the sum of (i) unpaid base pay, (ii) accrued but unused paid vacation or sick pay and unreimbursed business expenses, (iii) any other compensation or benefits in accordance with the terms of the Company’s existing plans and programs, (iv) a pro rata portion of target incentive bonus and (v) three (3) times (two (2) times, in the case of each Vice President of the Company) the sum of base salary and the higher of (A) the highest incentive bonus earned during any of the three (3) fiscal years prior to the fiscal year in which the Covered Executive’s termination of employment occurs or, if greater, the three fiscal years prior to the fiscal year in which Change in Control occurs and (B) the target incentive bonus for the fiscal year in which the Covered Executive’s termination of employment occurs. The Covered Executives shall also be entitled to continuation of certain health and welfare benefits for thirty-six (36) months (twenty-four (24) months in the case of each Vice President) and reimbursement of up to $25,000 for outplacement counseling and related benefits.

In addition, the Covered Executives will be entitled to receive certain “gross up” payments to offset any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (the “Code”) on any payment or distribution by the Company to or for their benefit, including under any stock option, restricted stock or other agreement, plan or program, provided, however, that if a reduction in such payments or distributions by 10% or less would cause no excise tax to be payable, then the payments and distributions to the Covered Executive shall be reduced by that amount and no excise tax gross up payment will be paid.

The Company’s executive officers are employees of the Company’s indirect, wholly-owned subsidiary, Community Health Systems Professional Services Corporation and hold the same elected officer titles with their employer as they do with the Company.

Components of the Executive Compensation Program

In February 2007, the Compensation Committee approved management’s recommendations for compensation levels, performance-based incentive compensation awards for 2006, performance-based incentive compensation targets for 2007, and equity awards (stock options and restricted stock awards) for each of the named executive officers.

In accordance with the process described above, the Company utilized a benchmark peer group for the named executive officers. The peer group selected for this analysis included five publicly traded hospital companies and five publicly traded health insurance/managed care providers, which is substantially the same group as used in prior years. The ten companies used for this peer group analysis (the “talent peer group”) were:

Hospital Companies	Managed Care Companies

• HCA, Inc.	• United Health Group, Inc.
• Triad Hospitals, Inc.	• Wellpoint, Inc.
• Universal Health Services, Inc.	• Aetna, Inc.
• Health Management Associates, Inc.	• Humana, Inc.
• LifePoint Hospitals, Inc.	• Coventry Health Care, Inc.

A sensitivity analysis was conducted, eliminating one of the companies, whose compensation practices have come under great scrutiny in the past year, without a significant change in the results.

In addition, a separate analysis was conducted of the peer group of hospital companies (the “market peer group”) with whom the Company’s stock trades in unison. This separate analysis was reviewed as an additional check against the suitability of the selected peer group, which confirmed the selection. For Mr. Smith, the Company’s Chairman, President, and Chief Executive Officer, the CEO position at the peer groups was utilized for comparison purposes.

For the other named executive officers, because there are no consistent, direct comparison positions at the peer group companies, the following comparisons were used: Mr. Cash, the Company’s Executive Vice President and Chief Financial Officer was compared to the “second most highly compensated officer” at all peer group companies; for the next three most highly compensated named executive officers of the Company, the average of the peer group’s “third, fourth, and fifth most highly compensated named executive officers” compensation figures were utilized to form the comparison.

Base Salary

Base salary, as its name implies, is the basic element of the employment relationship, designed to compensate the executive for his or her day-to-day performance of duties. The amount of base salary distinguishes individuals’ level and responsibility within the organization. Exceptional performance and contribution to the growth and greater success of the organization are rewarded through other compensation elements, and for this reason, the benchmark target for base salary is generally set to be within a range of 15% of the 50th percentile of the selected peer group executive.

Utilizing the benchmarking survey analyses described above, the base salaries of the Chief Executive Officer and the other named executive officers were reviewed. In addition to the benchmarking policies, the Compensation Committee also evaluated each individual’s unique contributions to the organization and overall industry trends. Historically, the Committee has maintained the Chief Executive Officer’s salary below $1,000,000 to ensure deductibility for federal income tax purposes under IRC §162(m) but for 2007 a 4.5% increase in base salary raised the Chief Executive Officer’s salary to $1,035,000. The other named executive officers’ base salaries were adjusted as follows: Chief Financial Officer, 3%; other named executive officers, 5.3% each.

Cash Incentive Compensation

Cash incentive compensation awards to the named executive officers are made pursuant to the Company’s 2004 Employee Performance Incentive Plan. This plan provides for a wide range of potential awards and is utilized as a compensation vehicle across the Company. Cash incentive compensation awards are intended to align employees’ interests with the goals and strategic initiatives established by the Company and to reward employees for their contributions during the period to which the incentive award relates. Cash incentive compensation awards’ targets are typically expressed as a percentage of the individual’s base salary. Based on the nature of the Company’s business, the periodicity of cash incentive compensation awards for its named executive officers is tied to the attainment of annual performance objectives, however, for other employees, incentives may be linked to goal attainment over shorter or longer periods of time.

Cash incentive compensation awards are “at risk” for the attainment of the specific goal, and for each named executive officer, the individual’s target plan includes two or more budgeted goals, and within those goals different award amounts to be earned depending on the level at which that goal is attained, i.e., an underachievement and overachievement opportunity. The risk is substantial. For example, all of the named executive officers’ target plans include a percentage of base salary for total Company EBITDA for the year. For 2006, this target was $620,000,000, and if it had been met, each named executive officer would have received the percentage of their base salary specified in their plan. For each 1% decrease in Company EBITDA achievement, the bonus percentage amount was reduced by 5%, but no bonuses are paid below 90% of target attainment; at 90% of attainment, 50% of the specified bonus percentage would have been paid. If the target for Company EBITDA had been exceeded, as it was for fiscal year 2005, each named executive officer would have received an additional 1% of their base salary for each $1,500,000 over target, up to a plan maximum specified for each named executive.

The following chart describes the components of the named executive officers’ targeted cash incentive plan salary percentages for 2007:

Wayne T. Smith, Chairman, President and Chief Executive Officer	Total Base Salary Target: 180% Corporate EBITDA — 115% Continuing Operations EPS — 50% Net Revenues — 15%
W. Larry Cash, Executive Vice President and Chief Financial Officer	Total Base Salary Target: 130% Corporate EBITDA — 80% Continuing Operations EPS — 35% Net Revenues — 15%
Senior Group Vice Presidents: David L. Miller Gary D. Newsome Michael T. Portacci	Total Base Salary Targets: 100%
Group Hospital EBITDA — 55%*
Corporate EBITDA — 15%
Continuing Operations EPS — 10%
EBITDA Margin Improvement — 10%*
Group Hospital Revenue — 5%*
Non-Self Pay Admissions Growth — 5%*

*	Specific targets set for each group

For 2007, the Corporate EBITDA target is $705 million (with a minimum of $634.5, which will yield a 50% of bonus amount that is linked to this objective), and the Continuing Operations EPS target is $2.30 per share (with a minimum of $2.20, which will yield a 50% of bonus amount that is linked to this objective). All target amounts may be adjusted in the event of a significant acquisition or divestiture.

With respect to Mr. Smith and Mr. Cash, who have been designated by the Compensation Committee as “covered employees” under this plan, their awards are limited to those which will be treated as “qualified performance-based compensation” under IRC §162(m), and their awards are administered solely by the Compensation Committee. Awards to other employees, including the other named executive officers, are administered by management, however, the targets and awards are approved and ratified by the Compensation

Committee. Awards to executive officers who are not designated as “covered employees” may be discretionary in nature.

For 2006, because the Company did not meet its “Continuing Operations EPS” minimum target and attained only 92% of the “Corporate EBITDA” target, due to a change in accounting estimate for the provision for bad debts, all cash incentive compensation awards for the named executive officers were severely reduced, in terms of both the opportunity for the 2006 payment as well as in comparison to the prior year’s awards, (reductions of 40-60% of the respective award targets were experienced compared to cash incentive compensation payments made in 2005).

Long-term Incentives

Equity awards are designed to reward the executives for their longer term contributions to the success and growth of the Company and are directly linked to maximizing shareholder value. They also serve as a key retention tool, bridging annual base salary and incentive compensation payments to retirement and other end-of-service compensation benefits. Long-term incentives comprise a very important part of the Company’s executive compensation program, and currently greater than 60% of the pay mix of actual total direct compensation consists of a combination of stock options and restricted stock awards. The Company’s current pay mix is competitive with the talent peer group’s pay mix, which is consistent with the Company’s overall executive compensation philosophy and core principles.

Equity based incentive awards are made pursuant to the Company’s Amended and Restated 2000 Stock Option and Award Plan. This plan provides for a wide variety of stock-based compensation awards, including incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, performance awards, and other share based awards, including phantom stock. The Company has only made awards in the form of nonqualified stock options and restricted shares, as these types of awards are most consistently used by the Company’s talent peer group members and are thus deemed to provide the most competitive compensation element for long-term incentive compensation.

Historically, the Company’s named executive officers received only sporadic equity awards subsequent to the date of its IPO in June 2000; significant stock option grants were made in each of years 2000 and 2003, but none in 2001, 2002, and 2004. In 2004, the Compensation Committee reviewed and revised the compensation philosophy and in 2005, began making annual grants of long-term incentives in the form of nonqualified stock options and restricted stock awards. The move away from nonqualified stock options and towards a balance of the two award types was motivated in part by the change in accounting treatment in 2005 (requiring the expensing of stock options), but was also motivated by a desire to balance the relative risk to the executive officers, thus facilitating the retention element of long-term incentives.

The Company believes that annual grants that create an appropriate (i.e., market competitive) mix of compensation elements more directly and effectively align the interests of management with shareholder value. Under the Company’s compensation philosophy, all grants of both nonqualified stock options and restricted stock awards vest in one-third increments on the first three anniversary dates of grant date, which further serves to align this compensation program element with the interests of investors. The Compensation Committee reviews and adjusts annually the size and mix of award types. In 2006, the named executive officers’ restricted stock awards were modified to include a component of “qualified performance-based compensation” and would have been forfeited in their entirety if the performance measure, at least 75% of the February 2006 projected earnings per share from continuing operations, had not been attained.

In 2007, the named executive officers’ restricted stock awards’ performance criteria was further modified to include an alternative performance measure, the attainment of 90% of the 2007 net operating revenue low-end target range, as projected in February 2007. Thus, these awards will be forfeited in their entirety if neither target is attained; if either is attained, then the performance-based criteria will have been met and the awards’ time-based restrictions will lapse in one-third increments on the first three anniversary dates of the grants.

With the 2007 grants in place, the Company’s named executive officers (and other officers and key employees), will have in place three sequential years of grants, each with a three-year vesting schedule, which fulfills the retention and shareholder alignment objective of these awards.

Benefits and Perquisites

The Company’s named executive officers are each eligible to participate in the Company’s customary qualified benefit plans for health, dental, vision, life insurance, long-term disability, and retirement savings (401(k)). Except as noted below, the named executive officers participate in these plans on the same basis (i.e., benefits, premium amounts, and co-payments deductibles) as all other full-time employees of the Company.

Retirement and Deferred Compensation Benefits

The Company’s named executive officers also participate in executive compensation arrangements available only to specified officers of the Company and certain key employees of its subsidiaries. These plans, the Supplemental Executive Retirement Plan, the Supplemental 401(k) Plan, and the Deferred Compensation Plan, are all non-qualified plans under ERISA. The benefits under these plans are made available to the named executive officers to encourage and reward their continued service through their most productive years.

The provision of a retirement benefit is necessary to remain competitive with the Company’s talent peer groups, and is thus an important element for the recruitment and retention of executives. Effective January 1, 2003, the Company adopted the Supplemental Executive Retirement Plan for the benefit of our officers and key employees. This plan is a non-contributory non-qualified defined benefit plan that provides for the payment of benefits from the general funds of the Company. The Compensation Committee of our Board of Directors administers this plan and all determinations and decisions made by the Compensation Committee are final, conclusive and binding upon all persons. In particular, the defined benefit provided under the Supplemental Executive Retirement Plan is intended to supplement the incentives provided by the other elements of the executive compensation program, for which the maximum term of the effects are limited to three years.

The plan generally provides that, when a participant retires after his or her normal retirement date (age 65) he or she will be entitled to an annual retirement benefit equal to (i) the participant’s Annual Retirement Benefit, reduced by (ii) the sum of (a) the actuarial equivalent of the participant’s monthly amount of Social Security old age and survivor disability insurance benefits payable to the participant commencing at his or her unreduced Social Security retirement age, and (b) the annuity which is the actuarial equivalent of the amount contributed to the Deferred Compensation Plan pursuant to the Benefit Exchange Agreement increased by 7% per year commencing January 1, 2003. The Named Executives each entered into a Benefit Exchange Agreement with the Company which provided that, in exchange for the executive’s interest in a split-dollar insurance policy, the Company would contribute certain specified amounts to the executive’s account under the Deferred Compensation Plan.

For this purpose the “Annual Retirement Benefit” means an amount equal to the sum of the participant’s compensation for the highest three years out of the last five full years of service preceding the participant’s termination of employment, divided by three, then multiplied by the lesser of 50% or a percentage equal to 2% multiplied by the participant’s years of service. Mr. Smith and Mr. Cash have been credited with two years of service for each year of actual service. Benefits are generally payable over the lifetime of the participant, but may be paid in an alternative form if requested by the participant. The benefit is reduced for the Social Security benefit and the contribution made by the Company to the employee’s Deferred Compensation Plan subaccount in connection with the discontinuation of the Company’s previous executive retirement plan in 2002. Benefits for employees who retire with fewer than 25 years of service (commencing with service in 1997) receive a reduced benefit.

In the event of a change in control, all participants who have been credited with five or more years of service will be credited with an additional three years of service. In addition, the benefit of any such participant will become fully vested and be paid out as soon as administratively feasible in a single lump sum payment. Upon such payment to all participants, the plan will terminate.

The Company’s named executive officers are also eligible to participate in the Company’s nonqualified deferred compensation plan, as well as the nonqualified supplemental 401(k) plan. Employees’ voluntary contributions to these plans are tax deferred, but are subject to the claims of the general creditors of the Company. These plans do not play a significant role in the Company’s executive compensation program and other than the provision of these plans to allow tax deferred savings by employees, the only participation by the Company is to restore matches limited under the Company’s qualified 401(k) plan.

Perquisites

The Company provides very little in the way of additional benefits to its named executive officers and operates under the belief that benefits of a personal nature or those which are not available to the other employees of the Company should be funded from the executives’ personal funds. The Company believes that the supplemental benefits that it does provide to the named executive officers are reasonable when compared to the peer group and other companies generally and are appropriate additional items of compensation for these individuals.

Group-term life insurance (or a combination of group-term life insurance and individually-owned policies) is provided for each of the named executive officers in an amount equal to four times the individual’s base salary.

The Company operates aircraft to facilitate the operation of its business. The Board of Directors has adopted a policy that requires the Chief Executive Officer to use the Company’s aircraft for both his business and personal travel. From time to time, the other named executive officers are also permitted to use the Company’s aircraft for their personal use. The taxable income attributable to each named executive officer’s personal aircraft usage has been included in the Summary Compensation table below and is taxed to the executive without gross-up.

Termination of Service and Severance Arrangements

As described above, each of the named executive officers is party to a CIC Agreement, which provides benefits only upon both Change in Control and termination of employment, or in the event of certain other adverse changes in the terms of employment. In the event that a named executive officer is entitled to receive payment pursuant to his or her CIC Agreement, that executive officer will not be eligible to participate in the Company’s severance policy. The Company’s severance policy provides that Messrs. Smith and Cash are entitled to receive twenty-four (24) months of their base salary (the other named executive officers are entitled to receive twelve (12) months of their then base salary), and target incentive compensation amounts if they are otherwise terminated by the Company without cause. Also, upon termination without cause, all of the named executive officers are entitled to receive a prorated portion of their cash incentive compensation for the year of termination and under certain of their restricted stock award agreements (those dated 2006 and after), the lapse schedule is accelerated. Upon termination, the named executive officers are entitled to continuation health insurance coverage under COBRA by so electing and paying the then active employee premium amount. The period of this benefit is equal to the number of months of severance payment, i.e., twenty-four (24) months for Messrs. Smith and Cash and twelve (12) months for the other named executive officers.

In addition to the benefits payable under the life insurance policy or the long-term disability policy described above, in the event a named executive officer dies or is permanently disabled while in the employ of the Company, vesting for all grants under the Amended and Restated Stock Option and Award Plan is accelerated.

Additional Executive Compensation Policies

The Community Health Systems Stock Ownership Guidelines align the interests of its directors and executive officers with the interests of stockholders and promote the Company’s commitment to sound corporate governance. The guidelines apply to the following Company leaders, in the indicated multiples of either an executive officer’s base salary or a non-executive director’s retainer fee at the time the participant becomes subject to the guideline (i.e., for all current directors and officers, May 25, 2005):

Value of
Position with the Company	Shares Owned

Chairman/President/Chief Executive Officer	5.0x
Non-Executive Members of the Board of Directors	5.0x
Executive Vice Presidents/Chief Financial Officer	3.0x
Proxy “Named Executive” Senior Vice Presidents	3.0x
Other Senior Vice Presidents	1.5x
Other Officers	1.0x

Company leaders subject to these guidelines are expected to achieve their respective guideline within five (5) years of becoming subject to the guideline (and an additional five (5) years in the event of a promotion to a higher guideline). Once achieved, ownership of the guideline amount must be maintained for as long as the individual is subject to these Stock Ownership Guidelines.

Stock that counts towards satisfaction of the Company’s Stock Ownership Guidelines includes: (i) shares held outright by the participant or his or her immediate family members living in the same household; (ii) restricted stock issued and held as part of an executive’s or director’s long term compensation, whether or not vested; (iii) shares underlying vested Community Health Systems stock options; and (iv) shares acquired on stock option exercises that the participant continues to hold. The Governance and Nominating Committee of the Board of Directors reviews each participant’s progress and compliance with the applicable guideline and may grant any hardship waivers or exceptions (i.e., in the event of a divorce) as such Committee deems necessary and appropriate.

Pursuant to the Company’s Policy Concerning Securities Trading, applicable to all members of the board of directors, officers, and other key employees, any short-term trading, short sales, transactions in puts, calls, or other derivative securities, hedging transactions, and margining or pledging with respect to the Company’s securities are strictly prohibited.

Stock Option Dating

Immediately following the receipt of reports of concerns at other companies about their historical stock option dating practices, the Compensation Committee and Audit and Compliance Committee of the Board of Directors jointly undertook a review of the Company’s practices in this area. The following is a summary of historical activity and practices at the Company regarding its grant of stock options to the Company’s named executive officers:

•	Stock options have only been granted to executive officers on the following dates:

•	June 8, 2000 (coinciding with IPO date),

•	May 22, 2003 (coinciding with Annual Stockholder and Board meeting date),

•	February 28, 2005 (written consent action six days after Board and Committee meeting; grant delayed to avoid “quiet period”);

•	March 1, 2006 (same date as Board meeting); and

•	February 28, 2007 (same date as Board meeting).

•	All stock option grants to executive officers have been in amounts approved solely by the Compensation Committee, an appropriately comprised committee of independent, never-employed directors.

•	The pricing of all stock option grants to executive officers was the close of the market price on the date of the grant (except in the case of the June 8, 2000 grant, which was made at the IPO price).

•	Stock options have never been backdated and have never been repriced.

•	Form 4’s have been accurately and timely filed for each named executive officer’s grant of stock options.

•	Stock options have never been granted during a “quiet period” and for the last three grants, were issued shortly after prior year-end financial information had been released to the public and filed with the SEC.

In conclusion, the historical and continuing practices at the Company are in conformity with the best practices of the industry and all current recommendations.

Executive Compensation Tables

Summary Compensation Table

The following table includes information regarding our Named Executive Officers total compensation earned during the year ended December 31, 2006.

						Change in
						Pension
						Value and
				Plan Based Awards		Nonqualified
				Restricted		Deferred	All
				Stock	Option	Compensation	Other	Total
		Salary	Bonus	Awards	Awards	Earnings	Compensation	Compensation
Name and Position	Year	($)	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)

Wayne T. Smith	2006	990,000	712,800	2,142,889	660,250	2,568,843	242,642	7,317,424
Chairman of the Board, President and Chief Executive Officer
W. Larry Cash	2006	625,000	337,500	1,392,878	385,725	908,997	95,296	3,745,396
Executive Vice President and Chief Financial Officer
Gary D. Newsome	2006	365,000	211,700	642,867	169,117	111,779	7,200	1,507,663
Senior Vice President — Group Operations
David L. Miller	2006	365,000	212,795	642,867	169,117	197,867	16,845	1,604,491
Senior Vice President — Group Operations
Michael T. Portacci	2006	365,000	208,050	642,867	169,117	106,049	14,246	1,505,329
Senior Vice President — Group Operations

(1)	Represents the dollar amount recognized for financial reporting purposes for the year ended December 31, 2006 in accordance with FAS 123(R) of awards of restricted stock granted under the Community Health Systems, Inc. Amended and Restated 2000 Stock Option and Award Plan and thus includes amounts from awards granted during and prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 2 to the Company’s audited financial statements for the year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 20, 2007. The FAS 123(R) amounts likely will vary from the actual amounts ultimately realized.

(2)	Represents the dollar amount recognized for financial reporting purposes for the year ended December 31, 2006 in accordance with FAS 123(R) of awards of stock options granted under the Community Health Systems, Inc. Amended and Restated 2000 Stock Option and Award Plan and thus includes amounts from awards granted during and prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 2 to the Company’s audited financial statements for the year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 20, 2007. The FAS 123(R) amounts likely will vary from the actual amounts ultimately realized.

(3)	Represents the actuarial increase in the present value of the Named Executive Officer’s benefit under the Supplemental Executive Retirement Plan using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements and includes amounts which the Named Executive Officers may not currently be entitled to receive because such amounts are not vested. The non-qualified deferred compensation plan earnings contained no above-market or preferential portion of earnings for 2006.

(4)	All Other Compensation consists of the following:

			401 (k)	Deferred
		401(k)	Supplemental	Compensation		Personal
		Plan	Plan	Plan		Use
	Long-Term	Employer	Employer	Employer	Life	of
	Disability	Matching	Matching	Matching	Insurance	Corporate	Membership
	Premiums	Contributions	Contributions	Contributions	Premiums	Aircraft	/Dues
Name	($)	($)	($)	($)	($)	($)	($)

Wayne T. Smith	1,950	2,934	—	6,601	13,073	212,314	5,770
W. Larry Cash	1,950	2,934	1,467	26,105	7,042	52,110	3,688
Gary D. Newsome	1,950	2,934	—	—	2,316	—	—
David L. Miller	1,950	4,401	—	—	3,816	6,678	—
Michael T. Portacci	1,950	2,934	—	7,602	1,760	—	—

Grants of Plan-Based Awards

The table disclosed the actual number of stock options and restricted stock awards granted during the year ended December 31, 2006 and the grant date fair value of these awards. There can be no assurance that the grant date fair value of options and restricted stock awards will ever be realized.

					All Other	All Other	Exercise	Grant Date
					Stock	Option	or Base	Fair
					Number of	Awards:	Price of	Value of
		Estimated Future Payouts Under			Shares of	Number of	Option	Stock and
		Equity Incentive Plan Awards			Stock or	Underlying	Awards	Option
	Grant	Threshold	Target	Maximum	Units	Options	Per Share	Awards
Name	Date	(#)	(#)(1)	(#)	(#)	(#)(2)	($)(3)	($)(4)

Wayne T. Smith	3/1/2006					100,000	38.30	1,042,510
	3/1/2006	—	100,000	—	—			3,830,000
W. Larry Cash	3/1/2006					50,000	38.30	521,255
	3/1/2006	—	65,000	—	—			2,489,500
Gary D. Newsome	3/1/2006					20,000	38.30	208,502
	3/1/2006	—	30,000	—	—			1,149,000
David L. Miller	3/1/2006					20,000	38.30	208,502
	3/1/2006	—	30,000	—	—			1,149,000
Michael T. Portacci	3/1/2006					20,000	38.30	208,502
	3/1/2006	—	30,000	—	—			1,149,000

(1)	The performance restrictions attached to these restricted stock grants provide for an “all or nothing” receipt of the grant, therefore this is shown as the target amount. The performance measure was achievement of at least 75% of the February 2006 projected earnings per share from continuing operations. Since the performance criteria will have been met, the award’s time-based restrictions will lapse in one-third increments on the first three anniversaries of the date of the grant.

(2)	Represents options granted under our Amended and Restated 2000 Stock Option and Award Plan. These options become exercisable with respect to one-third of the shares covered thereby on March 1, 2007, March 1, 2008 and March 1, 2009. In the event of a change in control of the Company as defined in our Amended and Restated 2000 Stock Options and Award Plan, all such options become immediately and fully exercisable.

(3)	Closing market value of shares on March 1, 2006, the date of grant.

(4)	Represents the grant date fair value calculated under FAS 123(R), and as presented in our audited financial statements included in our Annual Report on Form 10-K for the 2006 fiscal year. The fair value of the stock option awards for financial reporting purposes likely will vary from the actual amount ultimately realized by the executive based on a number of factors. These factors include our actual operating performance, stock price fluctuations, differences from the valuation assumptions used, and the timing of exercise or applicable vesting.

Outstanding Equity Awards at Fiscal Year-End

The following table shows outstanding stock option awards classified as exercisable and unexercisable and unvested restricted stock awards as of December 31, 2006.

	Option Awards					Stock Awards
			Equity Incentive					Equity Incentive	Equity Incentive
			Plan Awards:					Plan Awards:	Plan Awards:
	Number of	Number of	Number of			Number of	Market Value	Number of	Market or
	Securities	Securities	Securities			Shares or	of Shares	Unearned Shares,	Payout Value of
	Underlying	Underlying	Underlying			Units of	or Units	Units or	Unearned Shares,
	Unexercised	Unexercised	Unexercised			Stock	of Stock	Other Rights	Units or Other
	Options	Options	Unearned	Option	Option	That Have	That Have	That Have	Rights That Have
	Exercisable	Unexercisable	Options	Exercise	Expiration	Not Vested	Not Vested	Not Vested	Not Vested
Name	(#)(1)	(#)(2)	(#)	Price	Date	(#)	($)(3)	(#)	($)

Wayne T. Smith	250,000	—	—	$13.00	6/8/2010
	750,000	—	—	$20.30	5/22/2013
	33,333	66,667	—	$32.37	2/28/2013
	—	100,000	—	$38.30	3/1/2014	166,667	6,086,679	—	—
W. Larry Cash	500,000	—	—	$20.30	5/22/2013
	21,667	43,333	—	$32.37	2/28/2013
	—	50,000	—	$38.30	3/1/2014	108,333	3,956,321	—	—
Gary D. Newsome	200,000	—	—	$20.30	5/22/2013
	10,000	20,000	—	$32.37	2/28/2013
	—	20,000	—	$38.30	3/1/2014	50,000	1,826,000	—	—
David L. Miller	200,000	—	—	$20.30	5/22/2013
	10,000	20,000	—	$32.37	2/28/2013
	—	20,000	—	$38.30	3/1/2014	50,000	1,826,000	—	—
Michael T. Portacci	200,000	—	—	$20.30	5/22/2013
	10,000	20,000	—	$32.37	2/28/2013
	—	20,000	—	$38.30	3/1/2014	50,000	1,826,000	—	—

(1)	These options were fully vested as of 12/31/06.

(2)	Vesting of unexercisable options occurs in equal increments on 2/28/07 and 2/28/08 for options expiring on 2/28/2013 and in equal increments on March 1, 2007, March 1, 2008 and March 1, 2009 for options expiring on 3/1/2014.

(3)	The dollar value in the table above represents the market value of shares on December 31, 2006 ($36.52 per share) and consists of unvested awards from the following grants. Vesting of these awards occurs in one-third increments on each of the first three (3) anniversaries of the dates of grants.

	Date
Name	Granted	Shares

Wayne T. Smith	2/28/2005	66,667
	3/1/2006	100,000
W. Larry Cash	2/28/2005	43,333
	3/1/2006	65,000
Gary D. Newsome	2/28/2005	20,000
	3/1/2006	30,000
David L. Miller	2/28/2005	20,000
	3/1/2006	30,000
Michael T. Portacci	2/28/2005	20,000
	3/1/2006	30,000

Option Exercises and Stock Vested

The following table sets forth certain information regarding options exercised for the Named Executive Officers along with the number of stock awards that vested during the year-ended December 31, 2006.

	Stock Options		Stock Awards
	Number of		Number of
	Shares	Value Realized	Shares
	Acquired	Upon Exercise	Acquired	Value Realized
	on Exercise	or Vesting	on Vesting	Upon Vesting
Name	(#)	($)	(#)	($)

Wayne T. Smith	250,000	6,498,778	33,333	1,263,987
W. Larry Cash	170,000	3,969,925	21,667	821,613
Gary D. Newsome	100,000	2,359,920	10,000	379,200
David L. Miller	—	—	10,000	379,200
Michael T. Portacci	8,407	248,091	10,000	379,200

Pension Benefits

The table shows the present value of accumulated benefit payable to each of the Named Executive Officers as of December 31, 2006, including the number of years of service credited to each such Named Executive Officer, under the Company’s Supplemental Executive Retirement Plan determined using interest rate and mortality rate assumptions consistent with those described in the footnotes of the Company’s audited financial statements for the year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 20, 2007.

This plan is a non-contributory non-qualified defined benefit plan that provides for the payment of benefits from the general funds of the Company. The plan generally provides that, when a participant retires after his or her normal retirement age (age 65) he or she will be entitled to an annual retirement benefit equal to (i) the participant’s Annual Retirement Benefit, reduced by (ii) the sum of (a) the actuarial equivalent of the participant’s monthly amount of Social Security old age and survivor disability insurance benefits payable to the participant commencing at his or her unreduced Social Security retirement age, and (b) the annuity which is the actuarial equivalent of the amount contributed to the deferred compensation plan pursuant to the Benefit Exchange Agreement (as described in the Compensation Discussion and Analysis) increased by 7% per year commencing January 1, 2003. For this purpose, the “Annual Retirement Benefit” means an amount equal to the sum of the participant’s compensation for the highest three years out of the last five full years of service preceding the participant’s termination of employment, divided by three, then multiplied by the lesser of 50% or a percentage equal to 2% multiplied by the participant’s years of service.

		Number of	Present
		Years of	Value of	Payments
		Credited	Accumulated	During Last
	Plan	Service	Benefit	Fiscal Year
Name	Name	(#)	($)	($)

Wayne T. Smith	SERP	19.83	6,586,823	—
W. Larry Cash	SERP	18.50	2,903,434	—
Gary D. Newsome	SERP	8.75	249,836	—
David L. Miller	SERP	9.08	520,555	—
Michael T. Portacci	SERP	10.00	232,552	—

(1)	Under the SERP, both Mr. Smith and Mr. Cash are credited with two (2) years of service for every actual year worked.

Nonqualified Deferred Compensation Plan

The following table shows the contributions, earnings and account balances for the Named Executive Officers in the Deferred Compensation Plan. Participation in this plan is limited to a selected group of management or highly compensated employees of the Company. Vesting in the Company match contributions in the deferred compensation plan is 20% per year until fully vested at five (5) years. The participant may select their investment funds in the plan and if no fund is selected by the participant the Company will deposit the contributions into a money market account for the participant.

Withdrawals from this plan are paid in equal annual installments over a period of ten (10) years, with the first payment being made on the first business day of the calendar year following the participant’s termination of employment or death unless the participant made an election to receive such distributions in the form of a lump sum payment or in five (5) equal installment payments.

					Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance
	Contributions	Contributions	Earnings	Withdrawals/	at Last
	in Last	in Last	in Last	Distributions	FYE
Name	FY($)(1)	FY($)(2)	FY($)(3)	($)	($)(4)

Wayne T. Smith	19,800	5,015	728,918	—	4,836,371
W. Larry Cash	76,250	15,343	146,137	—	1,050,548
Gary D. Newsome	—	—	40,705	—	327,015
David L. Miller	—	—	15,248	—	123,009
Michael T. Portacci	76,000	4,619	10,254	—	277,350

(1)	Contributions from 2006 Salary and Bonus Earnings. These amounts are also included as compensation in the Summary Compensation Table.

(2)	Each participant in the deferred compensation plan, who remains employed on the last day of each Plan Year, is eligible to receive a combined employer matching contribution up to 6% of their compensation for the year. The match into the deferred compensation plan is calculated by taking up to 6% of the participant’s compensation, based on their deferrals, less the Company Matching contributions actually made on behalf of each participant under the CHS 401(k) plan. The Company matches 33.34% of the first 6% deferred into the plans.

(3)	Investment earnings for 2006.

(4)	Plan Balance as of 12/31/06. Of the aggregate balance, the amount of cumulative contributions made by the named executive officers which have been previously included in the Summary Compensation Table in the respective years in which such amounts were earned are as follows: Mr. Smith, $3,062,189; Mr. Cash, $612,238; Mr. Newsome, $168,348; Mr. Miller, $65,236; and Mr. Portacci, $247,462.

Potential Payments upon Termination or Change in Control

The Named Executive Officers would each receive payments upon termination from the Company which vary in amount depending on the reason for termination. Each Named Executive Officer would also receive a specified payment in connection with a Change in Control of the Company. Below is a discussion of the estimated payments and/or benefits under four events:

1. Voluntary Termination, which includes resignation and involuntary termination for cause, which includes the Company’s termination of the Named Executive Officers’ employment for reasons such as violation of certain Company policies or for performance related issues, but does not include retirement.

2. Involuntary Termination, which includes a termination other than for cause, but does not include a termination related to a Change in Control of the Company.

3. Retirement, as defined in the various plans and agreements.

4. Change in Control of the Company, as defined in the Change in Control severance agreements previously described in the “Employment Contracts; Change in Control Severance Arrangements” section of the Compensation Discussion and Analysis.

General Assumptions

Set forth below is a description of payments and/or benefits that would be provided related to each termination event or change in control. Except as noted below, these amounts are the incremental or enhanced amounts that a Named Executive Officer would receive that is in excess of those benefits that the Company would generally provide to other employees under the same circumstances. These amounts are estimates only and are based on the assumption that the terminating event occurred on December 31, 2006, the closing price of the Company’s stock was $36.52, which was its closing price on December 29, 2006, the last trading day of the year and where applicable, a change in control occurred on December 31, 2006. For purposes of determining change in control payments, the assumption was made that the CIC Severance Agreements signed March 1, 2007, were in effect as of December 31, 2006.

Severance Benefits

Voluntary, or Involuntary for Cause.  No severance amounts are payable in the event of voluntary termination or an involuntary termination for cause.

Retirement.  No severance amounts are payable upon retirement.

Involuntary Termination.  Mr. Smith would receive $2,772,000, Mr. Cash would receive $1,437,500 and Messrs. Newsome, Miller and Portacci would each receive $730,000.

Change in Control.  The Named Executive Officers would receive the following payments: Mr. Smith, $8,670,000; Mr. Cash, $4,575,000; Mr. Newsome, $2,250,000; Mr. Miller, $2,229,000; and Mr. Portacci, $2,250,000.

Equity-Incentive Plan Awards

Each Named Executive Officer has outstanding long term incentive awards granted under the Company’s equity based plans. See the Grants of Plan-Based Awards and the Outstanding Equity Awards at Fiscal Year-End Tables above. In certain termination events or upon a change in control, there would be an acceleration of the vesting schedule of restricted stock and/or stock options.

Voluntary or Involuntary for Cause.  If a Named Executive Officer voluntarily terminates his employment prior to being eligible for retirement, or the Company terminates his employment for cause, his unvested restricted stock and unvested stock options will be forfeited. In addition, any vested but unexercised stock options would be forfeited if not exercised within 90 days of the terminating event.

Retirement.  Upon retirement, unvested stock options would automatically become vested. The value of in-the-money unvested stock options for each of the Named Executive Officers is as follows: Mr. Smith, $276,668; Mr. Cash, $179,832; and Messrs. Newsome, Miller and Portacci, $83,000. All other unvested awards would be forfeited.

Involuntary Termination.  The value of in-the-money unvested stock options for each of the Named Executive Officers is as follows: Mr. Smith, $276,668; Mr. Cash, $179,832; and Messrs. Newsome, Miller and Portacci, $83,000. The value of unvested restricted stock that would become fully vested for each Named Executive Officers is a follows: Mr. Smith, $3,652,000; Mr. Cash, $2,373,800; and Messrs. Newsome, Miller and Portacci, $1,095,600.

Change in Control.  The value of in-the-money unvested stock options for each of the Named Executive Officers is as follows: Mr. Smith, $276,668; Mr. Cash, $179,832; and Messrs. Newsome, Miller and Portacci, $83,000. The value of unvested restricted stock that would become fully vested for each of the Named Executive Officers is as follows: Mr. Smith, $3,652,000; Mr. Cash, $2,373,800; and Messrs. Newsome, Miller and Portacci, $1,095,600.

Retirement Benefits

The amounts indicated below represent amounts payable if any, under the Supplemental Executive Retirement Plan under each described scenario.

Voluntary or Involuntary for Cause.  In the case of voluntary termination the following amounts represent the lump sum value of payments to each of the Named Executive Officers as follows: Mr. Smith, $9,159,000; Mr. Cash, $4,802,000; Mr. Newsome, $0; Mr. Miller, $881,000; and Mr. Portacci, $0. In the event of involuntary termination for cause, no pension benefits are payable.

Retirement.  The lump-sum value of payments to each of the Named Executive Officers is as follows: Mr. Smith, $9,159,000; Mr. Cash, $4,802,000; Mr. Newsome, $0; Mr. Miller, $881,000; and Mr. Portacci, $0.

Involuntary Termination.  The lump-sum value of payments to each of the Named Executive Officers is as follows: Mr. Smith, $9,159,000; Mr. Cash, $4,802,000; Mr. Newsome, $0; Mr. Miller, $881,000; and Mr. Portacci, $0.

Change in Control.  The lump sum value of payments to each of the Named Executive Officers is as follows: Mr. Smith, $12,937,000; Mr. Cash, $7,676,000; Mr. Newsome, $1,995,000; Mr. Miller, $1,527,000; and Mr. Portacci, $1,995,000.

Other Benefits

In the event of a change in control, the Company provides the continuation of certain health and welfare benefits with an estimated value of $13,825 for each of the Named Executive Officers. Also, in the event of a change in control, the Company provides reimbursement of up to $25,000 for outplacement counseling and related benefits to each of the Named Executive Officers.

Excise Tax Gross-Up

In the event of a change in control, the value of the “gross up” payments to offset any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 for each of the Named Executive Officers is as follows: Mr. Smith $5,675,543; Mr. Cash, $0; Mr. Newsome, $1,566,676; Mr. Miller, $0; and Mr. Portacci, $0.

Equity Compensation Plan Information

The following table includes information in respect of our equity compensation plans (and any individual compensation arrangements under which our equity securities are authorized for issuance to employees or non-employees) as of December 31, 2006.

Equity Compensation Plan Information as of Fiscal Year-End

Number of securities
			Weighted-average	remaining available for
	Number of securities to		exercise price of	future issuance under
	be issued upon exercise		outstanding	equity compensation plans
	of outstanding options,		options, warrants	(excluding securities
	warrants and rights		and rights	reflected in column (a))
Plan Category	(a)		(b)	(c)

Equity compensation plans approved by security holders	5,468,986		$26.47	5,454,143	(1)
Equity compensation plans not approved by security holders	—		—	—

Total	5,468,986	(2)	$26.47	5,454,143	(1)(3)

(1)	Represents shares of our common stock that may be issued pursuant to nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, performance units, performance shares, phantom stock awards and share awards under the Amended and Restated 2000 Stock Option and Award Plan. The issuance of these shares was approved by our stockholders in 2000, 2003 and 2005.

(2)	Updated for plan activity through March 30, 2007, the number of securities to be issued upon the exercise of outstanding options is 6,187,012.

(3)	Updated for plan activity through March 30, 2007, including the proposed increase of 5,800,000 to the number of shares available for options and awards, the number of securities available for future issuance under equity compensation plans, excluding currently outstanding options is 9,841,555.

COMPENSATION COMMITTEE REPORT

The information contained in this Compensation Committee Report shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in any such filing.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

H. Mitchell Watson, Jr., Chair
Dale F. Frey
Julia B. North

AUDIT AND COMPLIANCE COMMITTEE REPORT

The Audit and Compliance Committee of the Board of Directors of the Company is composed of three directors each of whom is “independent” as defined by the listing standards of the New York Stock Exchange and Section 10A-3 of the Exchange Act. All of our Audit and Compliance Committee members meet the Securities and Exchange Commission definition of “financial committee audit expert.” The Audit and Compliance Committee operates under a written charter adopted by the Board of Directors, which is posted on our Corporate Website (www.chs.net) and which is reviewed by the Committee annually, in conjunction with the Committee’s annual self-evaluation. The Company’s management is responsible for its internal controls and the financial reporting process. Our independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue its reports thereon. The Audit and Compliance Committee is responsible for, among other things, monitoring and overseeing these processes, and to recommend to the Board of Directors: (i) the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K; and (ii) the selection of the independent registered public accounting firm to audit the consolidated financial statements of the Company.

In keeping with that responsibility, the Audit and Compliance Committee has reviewed and discussed the Company’s audited consolidated financial statements with management and with the independent registered public accounting firm, reviewed internal controls and accounting procedures and provided oversight review of the Company’s corporate compliance program. In addition, the Audit and Compliance Committee has discussed with the Company’s independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, “Communication with Audit Committees.”

The Audit and Compliance Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit and Compliance Committee met with the internal auditors and the independent registered public accounting firm with and without management present to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

The Audit and Compliance Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with the independent registered public accounting firm its independence and reviewed the amount of fees paid to the independent registered accounting firm for audit and non-audit services.

Based on the Audit and Compliance Committee’s discussions with management and the independent registered public accounting firm and the Audit and Compliance Committee’s review of the representations of management and the materials it received from the independent registered public accounting firm as described above, the Audit and Compliance Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC.

This report is respectfully submitted by the Audit and Compliance Committee of the Board of Directors.

The Audit and compliance Committee

John A. Clerico, Chair
John A. Fry
H. Mitchell Watson, Jr.

MISCELLANEOUS

As of the date of this Proxy Statement, the Board has not received notice of, and does not intend to propose, any other matters for stockholder action. However, if any other matters are properly brought before the meeting, it is intended that the persons voting the accompanying proxy will vote the shares represented by the proxy in accordance with their best judgment.

By Order of the Board of Directors,

Rachel A. Seifert
Senior Vice President, Secretary and General
Counsel

Franklin, Tennessee
April 12, 2007

Annex A

AMENDED AND RESTATED
COMPENSATION COMMITTEE CHARTER

The Board of Directors of Community Health Systems, Inc. (the “Company”) has established a Compensation Committee (the “Committee”) with general responsibility and specific duties as described below:

COMPOSITION

The Committee shall be comprised solely of independent directors according to independence standards established by the Governance and Nominating Committee consistent with applicable statutes, regulations, and New York Stock Exchange Listing Standards as may be in effect from time to time. Committee members shall be elected by the Board at its annual meeting and shall serve until their successors are duly elected and qualified. The Committee’s chairperson shall be designated by the full Board, or if the Board does not do so, by vote of a majority of the full Committee. The Committee may form and delegate authority to subcommittees where appropriate.

RESPONSIBILITY

The primary purpose of the Committee shall be to (i) assist the Board in discharging its responsibilities relating to compensation of the Company’s executives; (ii) approve awards and grants of equity-based compensation arrangements to directors, employees, and others pursuant to the Community Health Systems Amended and Restated 2000 Stock Option and Award Plan; (iii) administer the Community Health Systems, Inc. 2004 Employee Performance Incentive Plan with regard to the employees to whom Section 162(m) of the Internal Revenue Code applies; and (iv) produce an annual report on executive compensation for inclusion in the Company’s proxy statement, in accordance with applicable rules and regulations.

ATTENDANCE

Members of the Committee should endeavor to be present, in person or by telephone, at all meetings; however, two Committee members shall constitute a quorum.

MINUTES OF MEETINGS

Minutes of each meeting shall be prepared and sent to Committee members and presented to Company Directors who are not members of the Committee.

SPECIFIC DUTIES

The Committee shall:

1. In consultation with management, establish the Company’s general policies relating to employee compensation, and oversee the development and implementation of compensation programs.

2. Review and make recommendations to the Board with respect to the adoption, amendment and termination of the Company’s management incentive-compensation and equity-compensation plans, oversee their administration and discharge any duties imposed on the Committee by any of those plans.

3. Review and approve corporate goals and objectives relevant to the Chief Executive Officer’s (“CEO”) compensation, evaluate the CEO’s performance in light of those goals and objectives, set the CEO’s

A-1

compensation level based on this evaluation, and provide to the Board’s Independent Directors the results of such evaluation for the purpose of an Annual Performance Review of the CEO.

4. Assess the competitiveness and appropriateness of, determine, and authorize, the salaries, variable compensation, long term incentive plan awards, terms of employment, retirement or severance, benefits, and perquisites of the Executive Officers of the Company, subject to the limitations set forth in the applicable plans pursuant to which such compensation or awards are to be granted or determined.

5. Authorize the granting of variable compensation and equity awards to other employees and delegate to the CEO, to the extent the Committee deems appropriate, the authority to allocate such awards among employees other than the Executive Officers, subject to the limitations set forth in the applicable plans pursuant to which such compensation or awards are to be granted.

6. As requested by the full Board, review management’s long-range planning for executive development and succession, and develop a CEO succession plan.

7. Prepare the Committee’s annual report on executive compensation for inclusion in the Company’s proxy statement, in accordance with applicable rules and regulations, and review and approve, prior to publication, the Compensation sections of the proxy statement and/or annual report.

8. Obtain reports from the Company’s General Counsel, if needed, to review Director and Executive Officer transactions in the Company’s stock to evaluate short-swing profit liability under Section 16(b) of the Securities and Exchange Act of 1934. If necessary, assist in recouping such profits from the Director or Officer in question.

9. Perform other review functions relating to management compensation and Human Resources policies, as the Committee deems appropriate.

10. Conduct an evaluation of the Committee’s performance and charter at least annually, and recommend to the Board such Committee Charter changes as the Committee deems appropriate.

11. Regularly report to the Board regarding the Committee’s activities.

APPOINTMENT OF ADVISORS

The Committee shall have the sole authority to retain, and approve the fees and other retention terms of, executive compensation, legal and other advisors, as it deems necessary for the fulfillment of its responsibilities.

APPROVAL AND ADOPTION

As adopted by the Compensation Committee on December 9, 2002, and approved by the Board of Directors on December 10, 2002.

Revisions reviewed and adopted by the Compensation Committee and approved by the Board of Directors on February 24, 2004.

Revisions reviewed and adopted by the Compensation Committee on February 22, 2005 and approved by the Board of Directors on February 23, 2005.

A-2

Annex B

Community Health Systems, Inc.
2000 STOCK OPTION AND AWARD PLAN
(As Amended and Restated February 25, 2003, February 23, 2005, and March 30, 2007)

1. Purpose.

The purpose of this Plan is to strengthen Community Health Systems, Inc., a Delaware corporation (the “Company”), and its Subsidiaries by providing an incentive to its and their employees, officers, consultants and directors and thereby encouraging them to devote their abilities and industry to the success of the Company’s and its Subsidiaries’ business enterprises. It is intended that this purpose be achieved by extending to employees (including future employees who have received a formal written offer of employment), officers, consultants and directors of the Company and its Subsidiaries an added long-term incentive for high levels of performance and unusual efforts through the grant of Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Performance Units, Performance Shares, Share Awards, Phantom Stock and Restricted Stock (as each term is herein defined).

2. Definitions.

For purposes of the Plan:

2.1 “Affiliate” means any entity, directly or indirectly, controlled by, controlling or under common control with the Company or any corporation or other entity acquiring, directly or indirectly, all or substantially all the assets and business of the Company, whether by operation of law or otherwise.

2.2 “Agreement” means the written agreement between the Company and an Optionee or Grantee evidencing the grant of an Option or Award and setting forth the terms and conditions thereof.

2.3 “Award” means a grant of Restricted Stock, Phantom Stock, a Stock Appreciation Right, a Performance Award, a Share Award or any or all of them.

2.4 “Board” means the Board of Directors of the Company.

2.5 “Cause” means, except as otherwise set forth herein,

(a) in the case of an Optionee or Grantee whose employment with the Company or a Subsidiary is subject to the terms of an employment agreement between such Optionee or Grantee and the Company or Subsidiary, which employment agreement includes a definition of “Cause”, the term “Cause” as used in this Plan or any Agreement shall have the meaning set forth in such employment agreement during the period that such employment agreement remains in effect; and

(b) in all other cases, (i) intentional failure to perform reasonably assigned duties, (ii) dishonesty or willful misconduct in the performance of duties, (iii) involvement in a transaction in connection with the performance of duties to the Company or any of its Subsidiaries which transaction is adverse to the interests of the Company or any of its Subsidiaries and which is engaged in for personal profit or (iv) willful violation of any law, rule or regulation in connection with the performance of duties (other than traffic violations or similar offenses); provided, however, that following a Change in Control clause (i) of this Section 2.5(b) shall not constitute “Cause.”

2.6 “Change in Capitalization” means any increase or reduction in the number of Shares, or any change (including, but not limited to, in the case of a spin-off, dividend or other distribution in respect of Shares, a change in value) in the Shares or exchange of Shares for a different number or kind of shares or other securities of the Company or another corporation, by reason of a reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, issuance of warrants or rights or debentures, stock dividend, stock split or reverse stock split, cash dividend, property dividend, combination or exchange of shares, repurchase of shares, change in corporate structure or otherwise.

2.7 A “Change in Control” shall mean the occurrence of any of the following:

(a) An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of the then outstanding Shares or the combined voting power of the Company’s then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred pursuant to this Section 2.7(a), Shares or Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person the majority of the voting power, voting equity securities or equity interest of which is owned, directly or indirectly, by the Company (for purposes of this definition, a “Related Entity”), (ii) the Company or any Related Entity, or (iii) any Person in connection with a “Non-Control Transaction” (as hereinafter defined);

(b) The individuals who, as of February 23, 2005, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the members of the Board or, following a Merger (as hereinafter defined) which results in a Parent Corporation (as hereinafter defined), the board of directors of the ultimate Parent Corporation; provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of the actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Proxy Contest; or

(c) The consummation of:

(i) A merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued (a “Merger”), unless such Merger is a “Non-Control Transaction.” A “Non-Control Transaction” shall mean a Merger where:

(A) the stockholders of the Company immediately before such Merger own directly or indirectly immediately following such Merger at least fifty percent (50%) of the combined voting power of the outstanding voting securities of (x) the corporation resulting from such Merger (the “Surviving Corporation”), if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly, by another Person (a “Parent Corporation”), or (y) if there is one or more than one Parent Corporation, the ultimate Parent Corporation; and

(B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Merger constitute at least a majority of the members of the board of directors of (x) the Surviving Corporation, if there is no Parent Corporation, or (y) if there is one or more than one Parent Corporation, the ultimate Parent Corporation;

(ii) A complete liquidation or dissolution of the Company; or

(iii) The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Related Entity or under conditions that would constitute a Non-Control Transaction with the disposition of assets being regarded as a Merger for this purpose or the distribution to the Company’s stockholders of the stock of a Related Entity or any other assets).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Shares or Voting Securities as a result of the acquisition of Shares or Voting Securities by the

Company which, by reducing the number of Shares or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Shares or Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Shares or Voting Securities which increases the percentage of the then outstanding Shares or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

If an Eligible Individual’s employment is terminated by the Company without Cause prior to the date of a Change in Control but the Eligible Individual reasonably demonstrates that the termination (A) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a change in control or (B) otherwise arose in connection with, or in anticipation of, a Change in Control which has been threatened or proposed, such termination shall be deemed to have occurred after a Change in Control for purposes of this Plan provided a Change in Control shall actually have occurred.

2.8 “Code” means the Internal Revenue Code of 1986, as amended.

2.9 “Committee” means a committee, as described in Section 3.1, appointed by the Board from time to time to administer the Plan and to perform the functions set forth herein.

2.10 “Company” means Community Health Systems, Inc.

2.11 “Director” means a director of the Company.

2.12 “Disability” means:

(a) in the case of an Optionee or Grantee whose employment with the Company or a Subsidiary is subject to the terms of an employment agreement between such Optionee or Grantee and the Company or Subsidiary, which employment agreement includes a definition of “Disability”, the term “Disability” as used in this Plan or any Agreement shall have the meaning set forth in such employment agreement during the period that such employment agreement remains in effect;

(b) in the case of an Optionee or Grantee to whom Section 2.12(a) does not apply and who participates in the Company’s long-term disability plan, if any, the term “Disability” as used in such plan; or

(c) in all other cases, a physical or mental infirmity which impairs the Optionee’s or Grantee’s ability to perform substantially his or her duties for a period of ninety-one (91) consecutive days.

2.13 “Division” means any of the operating units or divisions of the Company designated as a Division by the Committee.

2.14 “Dividend Equivalent Right” means a right to receive all or some portion of the cash dividends that are or would be payable with respect to Shares.

2.15 “Eligible Individual” means any of the following individuals who is designated by the Committee as eligible to receive Options or Awards subject to the conditions set forth herein: (a) any director, officer or employee of the Company or a Subsidiary, (b) any individual to whom the Company or a Subsidiary has extended a formal, written offer of employment, or (c) any consultant or advisor of the Company or a Subsidiary.

2.16 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.17 “Fair Market Value” on any date means the closing sales prices of the Shares on such date on the principal national securities exchange on which such Shares are listed or admitted to trading, or, if such Shares are not so listed or admitted to trading, the closing sales prices of the Shares as reported by The Nasdaq Stock Market at the close of the primary trading session on such dates and, in either case, if the Shares were not traded on such date, on the next preceding day on which the Shares were traded. In the event that Fair Market Value cannot be determined in a manner described above, the Fair Market Value shall be the value established by the Board in good faith and, in the case of an Incentive Stock Option, in accordance with Section 422 of the Code.

2.18 “Formula Restricted Share Award” means Restricted Stock awarded pursuant to Section 8.7 hereof.

2.19 “Grantee” means a person to whom an Award has been granted under the Plan.

2.20 “Incentive Stock Option” means an Option satisfying the requirements of Section 422 of the Code and designated by the Committee as an Incentive Stock Option.

2.21 “Non-employee Director” means a director of the Company who is a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act.

2.22 “Nonqualified Stock Option” means an Option which is not an Incentive Stock Option.

2.23 “Option” means a Nonqualified Stock Option, an Incentive Stock Option or either or both of them.

2.24 “Optionee” means a person to whom an Option has been granted under the Plan.

2.25 “Outside Director” means a director of the Company who is an “outside director” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

2.26 “Parent” means any corporation which is a parent corporation within the meaning of Section 424(e) of the Code with respect to the Company.

2.27 “Performance Awards” means Performance Units, Performance Shares or either or both of them.

2.28 “Performance-Based Compensation” means any Option or Award that is intended to constitute “performance based compensation” within the meaning of Section 162(m)(4)(C) of the Code and the regulations promulgated thereunder.

2.29 “Performance Cycle” means the time period specified by the Committee at the time Performance Awards are granted during which the performance of the Company, a Subsidiary or a Division will be measured.

2.30 “Performance Objectives” has the meaning set forth in Section 9.

2.31 “Performance Shares” means Shares issued or transferred to an Eligible Individual under Section 9.

2.32 “Performance Units” means performance units granted to an Eligible Individual under Section 9.

2.33 “Phantom Stock” means a right granted to an Eligible Individual under Section 10 representing a number of hypothetical Shares.

2.34 “Plan” means Community Health Systems, Inc. 2000 Stock Option and Award Plan, as amended and restated from time to time.

2.35 “Restricted Stock” means Shares issued or transferred to an Eligible Individual pursuant to Section 8.

2.36 “Share Award” means an Award of Shares granted pursuant to Section 10.

2.37 “Shares” means shares of the Common Stock of the Company, par value $.01 per share, and any other securities into which such shares are changed or for which such shares are exchanged.

2.38 “Stock Appreciation Right” means a right to receive all or some portion of the increase in the value of the Shares as provided in Section 7 hereof.

2.39 “Subsidiary” means (i) except as provided in subsection (ii) below, any corporation which is a subsidiary corporation within the meaning of Section 424(f) of the Code with respect to the Company, and (ii) in relation to the eligibility to receive Options or Awards other than Incentive Stock Options and continued employment for purposes of Options and Awards (unless the Committee determines otherwise), any entity, whether or not incorporated, in which the Company directly or indirectly owns 50% or more of the outstanding equity or other ownership interests.

2.40 “Successor Corporation” means a corporation, or a Parent or Subsidiary thereof within the meaning of Section 424(a) of the Code, which issues or assumes a stock option in a transaction to which Section 424(a) of the Code applies.

2.41 “Ten-Percent Stockholder” means an Eligible Individual, who, at the time an Incentive Stock Option is to be granted to him or her, owns (within the meaning of Section 422(b)(6) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, a Parent or a Subsidiary.

3.	Administration.

3.1 The Plan shall be administered by the Committee, which shall hold meetings at such times as may be necessary for the proper administration of the Plan. The Committee shall keep minutes of its meetings. If the Committee consists of more than one (1) member, a quorum shall consist of not fewer than two (2) members of the Committee and a majority of a quorum may authorize any action. Any decision or determination reduced to writing and signed by a majority of all of the members of the Committee shall be as fully effective as if made by a majority vote at a meeting duly called and held. The Committee shall consist of at least one (1) Director and may consist of the entire Board; provided, however, that (A) with respect to any Option or Award granted to an Eligible Individual who is subject to Section 16 of the Exchange Act, the Committee shall consist of at least two (2) Directors each of whom shall be a Non-employee Director and (B) to the extent necessary for any Option or Award intended to qualify as Performance-Based Compensation to so qualify, the Committee shall consist of at least two (2) Directors, each of whom shall be an Outside Director. For purposes of the preceding sentence, if any member of the Committee is neither a Non-employee Director nor an Outside Director but recuses himself or herself or abstains from voting with respect to a particular action taken by the Committee, then the Committee, with respect to that action, shall be deemed to consist only of the members of the Committee who have not recused themselves or abstained from voting. Subject to applicable law, the Committee may delegate its authority under the Plan to any other person or persons.

3.2 No member of the Committee shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to this Plan or any transaction hereunder. The Company hereby agrees to indemnify each member of the Committee for all costs and expenses and, to the extent permitted by applicable law, any liability incurred in connection with defending against, responding to, negotiating for the settlement of or otherwise dealing with any claim, cause of action or dispute of any kind arising in connection with any actions in administering this Plan or in authorizing or denying authorization to any transaction hereunder.

3.3 Subject to the express terms and conditions set forth herein, the Committee shall have the power from time to time to:

(a) determine those Eligible Individuals to whom Options shall be granted under the Plan and the number of such Options to be granted, prescribe the terms and conditions (which need not be identical) of each such Option, including the exercise price per Share, the vesting schedule and the duration of each Option, and make any amendment or modification to any Option Agreement consistent with the terms of the Plan;

(b) select those Eligible Individuals to whom Awards shall be granted under the Plan, determine the number of Shares in respect of which each Award is granted, the terms and conditions (which need not be identical) of each such Award, and make any amendment or modification to any Award Agreement consistent with the terms of the Plan;

(c) construe and interpret the Plan and the Options and Awards granted hereunder, establish, amend and revoke rules and regulations for the administration of the Plan, including, but not limited to, correcting any defect or supplying any omission, or reconciling any inconsistency in the Plan or in any Agreement, in the manner and to the extent it shall deem necessary or advisable, including so that the Plan and the operation of the Plan comply with Rule 16b-3 under the Exchange Act, the Code to the extent applicable and other applicable law, and otherwise make the Plan fully effective. All decisions and determinations by the Committee in the exercise of this power shall be final, binding and conclusive upon the Company, its Subsidiaries, the Optionees and Grantees, and all other persons having any interest therein;

(d) determine the duration and purposes for leaves of absence which may be granted to an Optionee or Grantee on an individual basis without constituting a termination of employment or service for purposes of the Plan;

 (e) exercise its discretion with respect to the powers and rights granted to it as set forth in the Plan; and

 (f) generally, exercise such powers and perform such acts as are deemed necessary or advisable to promote the best interests of the Company with respect to the Plan.

3.4 The Committee may delegate to one or more officers of the Company the authority to grant Options or Awards to Eligible Individuals (other than to himself or herself) and/or determine the number of Shares subject to each Option or Award (by resolution that specifies the total number of Shares subject to the Options or Awards that may be awarded by the officer and the terms of any such Options or Awards, including the exercise price), provided that such delegation is made in accordance with the Delaware General Corporation Law and with respect to Options and Awards that are not intended to qualify as Performance-Based Compensation.

4. Stock Subject to the Plan; Grant Limitations.

4.1 The maximum number of Shares that may be made the subject of Options and Awards granted under the Plan is 22,862,791 (17,062,791 subject to the prior amendment and restatement and 5,800,000 additional shares authorized pursuant to the amendment and restatement dated March 30, 2007); provided, however, that (i) in any calendar year, (a) no Eligible Individual may be granted Options or Awards in the aggregate in respect of more than 1,000,000 Shares, and (b) the dollar amount of cash or Fair Market Value of Shares that any Eligible Individual may receive in respect of Performance Units denominated in dollars may not exceed $250,000, and (ii) in no event shall more than an aggregate of 30,000 Shares be issued upon the exercise of Incentive Stock Options granted under the Plan. The Company shall reserve for the purposes of the Plan, out of its authorized but unissued Shares or out of Shares held in the Company’s treasury, or partly out of each, such number of Shares as shall be determined by the Board.

4.2 Upon the granting of an Option or an Award, the number of Shares available under Section 4.1 for the granting of further Options and Awards shall be reduced as follows:

(a) In connection with the granting of an Option or an Award (other than the granting of a Performance Unit denominated in dollars), the number of Shares shall be reduced by the number of Shares in respect of which the Option or Award is granted or denominated.

(b) In connection with the granting of a Performance Unit denominated in dollars, the number of Shares shall be reduced by an amount equal to the quotient of (i) the dollar amount in which the Performance Unit is denominated, divided by (ii) the Fair Market Value of a Share on the date the Performance Unit is granted.

(c) Stock Appreciation Rights to be settled in shares of Common Stock shall be counted in full against the number of shares available for award under the Plan, regardless of the number of Exercise Gain Shares issued upon settlement of the Stock Appreciation Right.

(d) Notwithstanding the foregoing, Awards granted in the form of Restricted Stock, Performance Awards (including Shares issued in respect to Performance Awards), Phantom Stock, and other Awards that are granted after March 30, 2007 as “full value awards” shall reduce the number of shares that may be the subject to Options and Awards under the Plan by 2.24 Shares for each Share subject to such an Award.

4.3 Whenever any outstanding Option or Award or portion thereof expires, is canceled, is forfeited, is settled in cash or is otherwise terminated for any reason without having been exercised or payment having been made in respect of the entire Option or Award, the Shares allocable to the expired, canceled, forfeited, settled or otherwise terminated portion of the Option or Award may again be the subject of Options or Awards granted hereunder. With regard to Awards referred to in Section 4.2(d), for each Share subject to an Award that is cancelled, forfeited, settled in cash or other otherwise terminated as provided in the foregoing sentence, 2.24 Shares may again be the subject of Options or Awards under the Plan.

5. Option Grants for Eligible Individuals.

5.1 Authority of Committee.  Subject to the provisions of the Plan, the Committee shall have full and final authority to select those Eligible Individuals who will receive Options, and the terms and conditions of the grant to such Eligible Individuals shall be set forth in an Agreement. Incentive Stock Options may be granted only to Eligible Individuals who are employees of the Company or any Subsidiary.

5.2 Exercise Price.  The purchase price or the manner in which the exercise price is to be determined for Shares under each Option shall be determined by the Committee and set forth in the Agreement; provided, however, that the exercise price per Share under each Nonqualified Stock Option and each Incentive Stock Option shall not be less than 100% of the Fair Market Value of a Share on the date the Option is granted (110% in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder).

5.3 Maximum Duration.  Options granted hereunder shall be for such term as the Committee shall determine, provided that an Incentive Stock Option shall not be exercisable after the expiration of ten (10) years from the date it is granted (five (5) years in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder) and a Nonqualified Stock Option shall not be exercisable after the expiration of ten (10) years from the date it is granted; provided, however, that unless the Committee provides otherwise, an Option (other than an Incentive Stock Option) may, upon the death of the Optionee prior to the expiration of the Option, be exercised for up to one (1) year following the date of the Optionee’s death even if such period extends beyond ten (10) years from the date the Option is granted. The Committee may, subsequent to the granting of any Option, extend the term thereof, but in no event shall the term as so extended exceed the maximum term provided for in the preceding sentence.

5.4 Vesting.  Subject to Section 5.10, each Option shall become exercisable in such installments (which need not be equal) and at such times as may be designated by the Committee and set forth in the Agreement. To the extent not exercised, installments shall accumulate and be exercisable, in whole or in part, at any time after becoming exercisable, but not later than the date the Option expires. The Committee may accelerate the exercisability of any Option or portion thereof at any time.

5.5 Deferred Delivery of Option Shares.  The Committee may, in its discretion, permit Optionees to elect to defer the issuance of Shares upon the exercise of one or more Nonqualified Stock Options granted pursuant to the Plan. The terms and conditions of such deferral shall be determined at the time of the grant of the Option or thereafter and shall be set forth in the Agreement evidencing the Option.

5.6 Limitations on Incentive Stock Options.  To the extent that the aggregate Fair Market Value (determined as of the date of the grant) of Shares with respect to which Incentive Stock Options granted under the Plan and “incentive stock options” (within the meaning of Section 422 of the Code) granted under all other plans of the Company or its Subsidiaries (in either case determined without regard to this Section 5.6) are exercisable by an Optionee for the first time during any calendar year exceeds $100,000, such Incentive Stock Options shall be treated as Nonqualified Stock Options. In applying the limitation in the preceding sentence in the case of multiple Option grants, Options which were intended to be Incentive Stock Options shall be treated as Nonqualified Stock Options according to the order in which they were granted such that the most recently granted Options are first treated as Nonqualified Stock Options.

5.7 Non-Transferability.  No Option shall be transferable by the Optionee otherwise than by will or by the laws of descent and distribution or, in the case of an Option other than an Incentive Stock Option, pursuant to a domestic relations order (within the meaning of Rule 16a-12 promulgated under the Exchange Act), and an Option shall be exercisable during the lifetime of such Optionee only by the Optionee or his or her guardian or legal representative. Notwithstanding the foregoing, the Committee may set forth in the Agreement evidencing an Option (other than an Incentive Stock Option), at the time of grant or thereafter, that the Option may be transferred to members of the Optionee’s immediate family, to trusts solely for the benefit of such immediate family members and to partnerships in which such family members and/or trusts are the only partners, and for purposes of this Plan, a transferee of an Option shall be deemed to be the Optionee. For this purpose, immediate family means the Optionee’s spouse, parents, children, stepchildren and grandchildren and the spouses of such parents, children, stepchildren and grandchildren. The terms of an Option shall be final, binding and conclusive upon the beneficiaries, executors, administrators, heirs and successors of the Optionee.

5.8 Method of Exercise.  The exercise of an Option shall be made only by a written notice delivered in person or by mail to the Secretary of the Company at the Company’s principal executive office, specifying the number of Shares to be exercised and, to the extent applicable, accompanied by payment therefor and otherwise in accordance with the Agreement pursuant to which the Option was granted; provided, however, that Options may not be exercised by an Optionee following a hardship distribution to the Optionee to the extent such exercise is prohibited under the Community Health Systems, Inc. 401(k) Plan or Treasury Regulation § 1.401(k)-1(d)(2)(iv)(B)(4). The exercise price for any Shares purchased pursuant to the exercise of an Option shall be paid in either of the following forms (or any combination thereof): (a) cash or (b) the transfer, either actually or by attestation, to the Company of Shares that have been held by the Optionee for at least six (6) months (or such lesser period as may be permitted by the Committee) prior to the exercise of the Option, such transfer to be upon such terms and conditions as determined by the Committee or (c) a combination of cash and the transfer of Shares; provided, however, that the Committee may determine that the exercise price shall be paid only in cash. In addition, Options may be exercised through a registered broker-dealer pursuant to such cashless exercise procedures which are, from time to time, deemed acceptable by the Committee. Any Shares transferred to the Company as payment of the exercise price under an Option shall be valued at their Fair Market Value on the day of exercise of such Option. If requested by the Committee, the Optionee shall deliver the Agreement evidencing the Option to the Secretary of the Company who shall endorse thereon a notation of such exercise and return such Agreement to the Optionee. No fractional Shares (or cash in lieu thereof) shall be issued upon exercise of an Option and the number of Shares that may be purchased upon exercise shall be rounded to the nearest number of whole Shares.

5.9 Rights of Optionees.  No Optionee shall be deemed for any purpose to be the owner of any Shares subject to any Option unless and until (a) the Option shall have been exercised pursuant to the terms thereof, (b) the Company shall have issued and delivered Shares to the Optionee, and (c) the Optionee’s name shall have been entered as a stockholder of record on the books of the Company. Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such Shares, subject to such terms and conditions as may be set forth in the applicable Agreement.

5.10 Effect of Change in Control.  In the event of a Change in Control, each Option held by the Optionee as of the date of the Change in Control shall become immediately and fully exercisable and shall, notwithstanding any shorter period set forth in the Agreement evidencing the Option, remain exercisable for a period ending not before the earlier of (x) the six (6) month anniversary of the Change in Control or (y) the expiration of the stated term of the Option. In addition, the Agreement evidencing the grant of an Option may provide for any other treatment of the Option in the event of a Change in Control.

7. Stock Appreciation Rights.

The Committee may in its discretion, either alone or in connection with the grant of an Option, grant Stock Appreciation Rights in accordance with the Plan, the terms and conditions of which shall be set forth in an Agreement. If granted in connection with an Option, a Stock Appreciation Right shall cover the same Shares covered by the Option (or such lesser number of Shares as the Committee may determine) and shall, except as provided in this Section 7, be subject to the same terms and conditions as the related Option.

7.1 Time of Grant.  A Stock Appreciation Right may be granted (a) at any time if unrelated to an Option, or (b) if related to an Option, either at the time of grant or at any time thereafter during the term of the Option.

7.2 Stock Appreciation Right Related to an Option.

(a) Exercise.  A Stock Appreciation Right granted in connection with an Option shall be exercisable at such time or times and only to the extent that the related Option is exercisable, and will not be transferable except to the extent the related Option may be transferable. A Stock Appreciation Right granted in connection with an Incentive Stock Option shall be exercisable only if the Fair Market Value of a Share on the date of exercise exceeds the exercise price specified in the related Incentive Stock Option Agreement. In no event shall a Stock Appreciation Right related to an Option have a term of greater than ten (10) years; provided, however, that the Committee may provide that a Stock Appreciation Right may, upon the death of the Grantee, be exercised for up to one (1) following the date of the Grantee’s death even if such period extends beyond ten (10) years from the date the Stock Appreciation Right is granted.

(b) Amount Payable.  Upon the exercise of a Stock Appreciation Right related to an Option, the Grantee shall be entitled to receive an amount determined by multiplying (i) the excess of the Fair Market Value of a Share on the date of exercise of such Stock Appreciation Right over the per Share exercise price under the related Option, by (ii) the number of Shares as to which such Stock Appreciation Right is being exercised. Notwithstanding the foregoing, the Committee may limit in any manner the amount payable with respect to any Stock Appreciation Right by including such a limit in the Agreement evidencing the Stock Appreciation Right at the time it is granted.

(c) Treatment of Related Options and Stock Appreciation Rights Upon Exercise.  Upon the exercise of a Stock Appreciation Right granted in connection with an Option, the Option shall be canceled to the extent of the number of Shares as to which the Stock Appreciation Right is exercised, and upon the exercise of an Option granted in connection with a Stock Appreciation Right, the Stock Appreciation Right shall be canceled to the extent of the number of Shares as to which the Option is exercised or surrendered.

7.3 Stock Appreciation Right Unrelated to an Option.  The Committee may grant to Eligible Individuals Stock Appreciation Rights unrelated to Options. Stock Appreciation Rights unrelated to Options shall contain such terms and conditions as to exercisability (subject to Section 7.7), vesting and duration as the Committee shall determine, but in no event shall they have a term of greater than ten (10) years; provided, however, that the Committee may provide that a Stock Appreciation Right may, upon the death of the Grantee, be exercised for up to one (1) year following the date of the Grantee’s death even if such period extends beyond ten (10) years from the date the Stock Appreciation Right is granted. Upon exercise of a Stock Appreciation Right unrelated to an Option, the Grantee shall be entitled to receive an amount determined by multiplying (a) the excess of the Fair Market Value of a Share on the date of exercise of such Stock Appreciation Right over the Fair Market Value of a Share on the date the Stock Appreciation Right was granted, by (b) the number of Shares as to which the Stock Appreciation Right is being exercised. Notwithstanding the foregoing, the Committee may limit in any manner the amount payable with respect to any Stock Appreciation Right by including such a limit in the Agreement evidencing the Stock Appreciation Right at the time it is granted.

7.4 Non-Transferability.  No Stock Appreciation Right shall be transferable by the Grantee otherwise than by will or by the laws of descent and distribution or pursuant to a domestic relations order (within the meaning of Rule 16a-12 promulgated under the Exchange Act), and such Stock Appreciation Right shall be exercisable during the lifetime of such Grantee only by the Grantee or his or her guardian or legal representative. The terms of such Stock Appreciation Right shall be final, binding and conclusive upon the beneficiaries, executors, administrators, heirs and successors of the Grantee.

7.5 Method of Exercise.  Stock Appreciation Rights shall be exercised by a Grantee only by a written notice delivered in person or by mail to the Secretary of the Company at the Company’s principal executive office, specifying the number of Shares with respect to which the Stock Appreciation Right is being exercised.

If requested by the Committee, the Grantee shall deliver the Agreement evidencing the Stock Appreciation Right being exercised and the Agreement evidencing any related Option to the Secretary of the Company who shall endorse thereon a notation of such exercise and return such Agreement to the Grantee.

7.6 Form of Payment.  Payment of the amount determined under Sections 7.2(b) or 7.3 may be made in the discretion of the Committee solely in whole Shares in a number determined at their Fair Market Value on the date of exercise of the Stock Appreciation Right, or solely in cash, or in a combination of cash and Shares. If the Committee decides to make full payment in Shares and the amount payable results in a fractional Share, payment for the fractional Share will be made in cash.

7.7 Effect of Change in Control.  In the event of a Change in Control, each Stock Appreciation Right held by the Grantee shall become immediately and fully exercisable and shall, notwithstanding any shorter period set forth in the Agreement evidencing the Stock Appreciation Right, remain exercisable for a period ending not before the earlier of (x) the six (6) month anniversary of the Change in Control or (y) the expiration of the stated term of the Stock Appreciation Right. In addition, the Agreement evidencing the grant of a Stock Appreciation Right unrelated to an Option may provide for any other treatment of such Stock Appreciation Right in the event of a Change in Control.

8. Restricted Stock.

8.1 Grant.  The Committee may grant Awards to Eligible Individuals of Restricted Stock, which shall be evidenced by an Agreement between the Company and the Grantee. Each Agreement shall contain such restrictions, terms and conditions as the Committee may, in its discretion, determine and (without limiting the generality of the foregoing) such Agreements may require that an appropriate legend be placed on Share certificates. Awards of Restricted Stock shall be subject to the terms and provisions set forth below in this Section 8.

8.2 Rights of Grantee.  Shares of Restricted Stock granted pursuant to an Award hereunder shall be issued in the name of the Grantee as soon as reasonably practicable after the Award is granted provided that the Grantee has executed an Agreement evidencing the Award, the appropriate blank stock powers and, in the discretion of the Committee, an escrow agreement and any other documents which the Committee may require as a condition to the issuance of such Shares. If a Grantee shall fail to execute the Agreement evidencing a Restricted Stock Award, or any documents which the Committee may require within the time period prescribed by the Committee at the time the Award is granted, the Award shall be null and void. At the discretion of the Committee, Shares issued in connection with a Restricted Stock Award shall be deposited together with the stock powers with an escrow agent (which may be the Company) designated by the Committee. Unless the Committee determines otherwise and as set forth in the Agreement, upon delivery of the Shares to the escrow agent, the Grantee shall have all of the rights of a stockholder with respect to such Shares, including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect to the Shares.

8.3 Non-transferability.  Until all restrictions upon the Shares of Restricted Stock awarded to a Grantee shall have lapsed in the manner set forth in Section 8.4, such Shares shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated.

8.4 Lapse of Restrictions.

(a) Generally.  Restrictions upon Shares of Restricted Stock awarded hereunder shall lapse at such time or times and on such terms and conditions as the Committee may determine. The Agreement evidencing the Award shall set forth any such restrictions.

(b) Effect of Change in Control.  The Committee may determine at the time of the grant of an Award of Restricted Stock the extent to which the restrictions upon Shares of Restricted Stock shall lapse upon a Change in Control. The Agreement evidencing the Award shall set forth any such provisions.

8.5 Treatment of Dividends.  At the time an Award of Shares of Restricted Stock is granted, the Committee may, in its discretion, determine that the payment to the Grantee of dividends, or a specified portion thereof, declared or paid on such Shares by the Company shall be (a) deferred until the lapsing of the restrictions imposed upon such Shares and (b) held by the Company for the account of the Grantee until such time. In the event that dividends are to be deferred, the Committee shall determine whether such dividends are to be reinvested in Shares (which shall be held as additional Shares of Restricted Stock) or held in cash. If deferred dividends are to be held in cash, there may be credited at the end of each year (or portion thereof) interest on the amount of the account at the beginning of the year at a rate per annum as the Committee, in its discretion, may determine. Payment of deferred dividends in respect of Shares of Restricted Stock (whether held in cash or as additional Shares of Restricted Stock), together with interest accrued thereon, if any, shall be made upon the lapsing of restrictions imposed on the Shares in respect of which the deferred dividends were paid, and any dividends deferred (together with any interest accrued thereon) in respect of any Shares of Restricted Stock shall be forfeited upon the forfeiture of such Shares.

8.6 Delivery of Shares.  Upon the lapse of the restrictions on Shares of Restricted Stock, the Committee shall cause a stock certificate to be delivered to the Grantee with respect to such Shares, free of all restrictions hereunder.

8.7 Restricted Stock Awards for Non-employee Directors.  Except as otherwise provided in this Section 8.7, all Formula Restricted Share Awards shall be governed by the same terms and conditions of the other provisions of Section 8. All Formula Restricted Share Awards shall be evidenced by a Restricted Stock Award Agreement containing such other terms and conditions not inconsistent with the provisions of this Plan as determined by the Committee; provided, however, that such terms shall not vary the amount or timing of Formula Restricted Share Awards provided under this Section 8.7 and provisions dealing with lapsing of restrictions and the forfeiture of such Formula Restricted Share Awards.

(a) Grant.  Formula Restricted Stock Awards shall be granted to Non-employee Directors as follows:

(i) Initial Grant.  Each Non-employee Director shall, upon becoming a Director, be granted a Formula Restricted Share Award in respect of 6,000 Shares.

(ii) Annual Grant.  Each Non-employee Director shall be granted a Formula Restricted Share Award in respect of 3,000 Shares on the first business day after January 1st of each calendar year that the Plan is in effect provided that the Non-employee Director is a Director on such date; provided further, however, that, if the Initial Grant to a Non-employee Director is made after June 30th of any calendar year, the first Annual Grant to be made to the Non-employee Director shall be made on the first business day after January 1st of the second calendar year following the year in which the Initial Grant was made provided that the Non-employee Director is a Director on such date.

(b) Lapse of Restrictions Generally.  Subject to paragraphs (c) and (d) of this Section 8.7, one-third (1/3) of the number of Shares of Restricted Stock issued pursuant to a Formula Restricted Share Award (rounded up to the next whole Share, if necessary) shall vest, and the restrictions with respect to such Restricted Stock shall lapse, on each of the first three (3) anniversaries of the date of grant of the Formula Restricted Share Award.

(c) Effect of Certain Terminations.  If the Grantee ceases to serve as a director as a result of the Grantee’s death, Disability, or removal from the Board other than for Cause prior to the expiration of the Grantee’s term, in each case if such termination occurs on or after the date of grant of the Formula Restricted Share Award, all Shares of Restricted Stock which have not become vested in accordance with paragraph (b) or (d) of this Section 8.7 shall vest, and the restrictions on such Restricted Stock shall lapse, as of the date of such termination.

(d) Effect of Change in Control.  In the event of a Change in Control at any time on or after the date of grant of the Formula Restricted Share Award, all Shares of Restricted Stock which have not become vested in accordance with paragraphs (b) or (c) of this Section 8.7 shall vest, and the restrictions on such Restricted Stock shall lapse, immediately.

(e) Forfeiture of Restricted Stock.  Any and all Shares of Restricted Stock granted pursuant to a Formula Restricted Share Award which have not become vested in accordance with paragraphs (b), (c), or (d) of this Section 8.7 shall be forfeited and shall revert to the Company upon the termination of the Grantee’s service as a director for any reason other than those set forth in with paragraph (d) of this Section 8.7 prior to such vesting.

9. Performance Awards.

9.1 Performance Units.  The Committee, in its discretion, may grant Awards of Performance Units to Eligible Individuals, the terms and conditions of which shall be set forth in an Agreement between the Company and the Grantee. Performance Units may be denominated in Shares or a specified dollar amount and, contingent upon the attainment of specified Performance Objectives within the Performance Cycle, represent the right to receive payment as provided in Section 9.1(b) of (i) in the case of Share-denominated Performance Units, the Fair Market Value of a Share on the date the Performance Unit was granted, the date the Performance Unit became vested or any other date specified by the Committee, (ii) in the case of dollar-denominated Performance Units, the specified dollar amount or (iii) a percentage (which may be more than 100%) of the amount described in clause (i) or (ii) depending on the level of Performance Objective attainment; provided, however, that the Committee may at the time a Performance Unit is granted specify a maximum amount payable in respect of a vested Performance Unit. Each Agreement shall specify the number of Performance Units to which it relates, the Performance Objectives which must be satisfied in order for the Performance Units to vest and the Performance Cycle within which such Performance Objectives must be satisfied.

(a) Vesting and Forfeiture.  Subject to Sections 9.3(c) and 9.4, a Grantee shall become vested with respect to the Performance Units to the extent that the Performance Objectives set forth in the Agreement are satisfied for the Performance Cycle.

(b) Payment of Awards.  Subject to Section 9.3(c), payment to Grantees in respect of vested Performance Units shall be made as soon as practicable after the last day of the Performance Cycle to which such Award relates unless the Agreement evidencing the Award provides for the deferral of payment, in which event the terms and conditions of the deferral shall be set forth in the Agreement. Subject to Section 9.4, such payments may be made entirely in Shares valued at their Fair Market Value, entirely in cash, or in such combination of Shares and cash as the Committee in its discretion shall determine at any time prior to such payment; provided, however, that if the Committee in its discretion determines to make such payment entirely or partially in Shares of Restricted Stock, the Committee must determine the extent to which such payment will be in Shares of Restricted Stock and the terms of such Restricted Stock at the time the Award is granted.

9.2 Performance Shares.  The Committee, in its discretion, may grant Awards of Performance Shares to Eligible Individuals, the terms and conditions of which shall be set forth in an Agreement between the Company and the Grantee. Each Agreement may require that an appropriate legend be placed on Share certificates. Awards of Performance Shares shall be subject to the following terms and provisions:

(a) Rights of Grantee.  The Committee shall provide at the time an Award of Performance Shares is made the time or times at which the actual Shares represented by such Award shall be issued in the name of the Grantee; provided, however, that no Performance Shares shall be issued until the Grantee has executed an Agreement evidencing the Award, the appropriate blank stock powers and, in the discretion of the Committee, an escrow agreement and any other documents which the Committee may require as a condition to the issuance of such Performance Shares. If a Grantee shall fail to execute the Agreement evidencing an Award of Performance Shares, the appropriate blank stock powers and, in the discretion of the Committee, an escrow agreement and any other documents which the Committee may require within the time period prescribed by the Committee at the time the Award is granted, the Award shall be null and void. At the discretion of the Committee, Shares issued in connection with an Award of Performance Shares shall be deposited together with the stock powers with an escrow agent (which may be the Company) designated by the Committee. Except as restricted by the terms of the Agreement, upon delivery of the Shares to the escrow agent, the Grantee shall have, in the discretion of the Committee, all of the rights of a stockholder with respect to such Shares, including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect to the Shares.

(b) Non-transferability.  Until any restrictions upon the Performance Shares awarded to a Grantee shall have lapsed in the manner set forth in Section 9.2(c) or 9.4, such Performance Shares shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated, nor shall they be delivered to the Grantee. The Committee may also impose such other restrictions and conditions on the Performance Shares, if any, as it deems appropriate.

(c) Lapse of Restrictions.  Subject to Sections 9.3(c) and 9.4, restrictions upon Performance Shares awarded hereunder shall lapse and such Performance Shares shall become vested at such time or times and on such terms, conditions and satisfaction of Performance Objectives as the Committee may, in its discretion, determine at the time an Award is granted.

(d) Treatment of Dividends.  At the time the Award of Performance Shares is granted, the Committee may, in its discretion, determine that the payment to the Grantee of dividends, or a specified portion thereof, declared or paid on Shares represented by such Award which have been issued by the Company to the Grantee shall be (i) deferred until the lapsing of the restrictions imposed upon such Performance Shares and (ii) held by the Company for the account of the Grantee until such time. In the event that dividends are to be deferred, the Committee shall determine whether such dividends are to be reinvested in shares of Stock (which shall be held as additional Performance Shares) or held in cash. If deferred dividends are to be held in cash, there may be credited at the end of each year (or portion thereof) interest on the amount of the account at the beginning of the year at a rate per annum as the Committee, in its discretion, may determine. Payment of deferred dividends in respect of Performance Shares (whether held in cash or in additional Performance Shares), together with interest accrued thereon, if any, shall be made upon the lapsing of restrictions imposed on the Performance Shares in respect of which the deferred dividends were paid, and any dividends deferred (together with any interest accrued thereon) in respect of any Performance Shares shall be forfeited upon the forfeiture of such Performance Shares.

(e) Delivery of Shares.  Upon the lapse of the restrictions on Performance Shares awarded hereunder, the Committee shall cause a stock certificate to be delivered to the Grantee with respect to such Shares, free of all restrictions hereunder.

9.3 Performance Objectives.

(a) Establishment.  Performance Objectives for Performance Awards may be expressed in terms of (i) earnings per Share, (ii) Share price, (iii) pre-tax profits, (iv) net earnings, (v) return on equity or assets, (vi) sales or (vii) any combination of the foregoing. Performance Objectives may be in respect of the performance of the Company, any of its Subsidiaries, any of its Divisions or any combination thereof. Performance Objectives may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range. The Performance Objectives with respect to a Performance Cycle shall be established in writing by the Committee by the earlier of (x) the date on which a quarter of the Performance Cycle has elapsed or (y) the date which is ninety (90) days after the commencement of the Performance Cycle, and in any event while the performance relating to the Performance Objectives remain substantially uncertain.

(b) Effect of Certain Events.  At the time of the granting of a Performance Award, or at any time thereafter, in either case to the extent permitted under Section 162(m) of the Code and the regulations thereunder without adversely affecting the treatment of the Performance Award as Performance-Based Compensation, the Committee may provide for the manner in which performance will be measured against the Performance Objectives (or may adjust the Performance Objectives) to reflect the impact of specified corporate transactions, accounting or tax law changes and other extraordinary or nonrecurring events.

(c) Determination of Performance.  Prior to the vesting, payment, settlement or lapsing of any restrictions with respect to any Performance Award that is intended to constitute Performance-Based Compensation made to a Grantee who is subject to Section 162(m) of the Code, the Committee shall certify in writing that the applicable Performance Objectives have been satisfied to the extent necessary for such Award to qualify as Performance Based Compensation.

9.4 Effect of Change in Control.  The Agreements evidencing Performance Shares and Performance Units may provide for the treatment of such Awards (or portions thereof) in the event of a Change in Control, including, but not limited to, provisions for the adjustment of applicable Performance Objectives.

9.5 Non-transferability.  Until the vesting of Performance Units or the lapsing of any restrictions on Performance Shares, as the case may be, such Performance Units or Performance Shares shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated.

10. Other Share Based Awards.

10.1 Share Awards.  The Committee may grant a Share Award to any Eligible Individual on such terms and conditions as the Committee may determine in its sole discretion. Share Awards may be made as additional compensation for services rendered by the Eligible Individual or may be in lieu of cash or other compensation to which the Eligible Individual is entitled from the Company.

10.2 Phantom Stock Awards.

(a) Grant.  The Committee may, in its discretion, grant shares of Phantom Stock to any Eligible Individuals. Such Phantom Stock shall be subject to the terms and conditions established by the Committee and set forth in the applicable Agreement.

(b) Payment of Awards.  Upon the vesting of a Phantom Stock Award, the Grantee shall be entitled to receive a cash payment in respect of each share of Phantom Stock which shall be equal to the Fair Market Value of a Share as of the date the Phantom Stock Award was granted, or such other date as determined by the Committee at the time the Phantom Stock Award was granted. The Committee may, at the time a Phantom Stock Award is granted, provide a limitation on the amount payable in respect of each share of Phantom Stock. In lieu of a cash payment, the Committee may settle Phantom Stock Awards with Shares having a Fair Market Value equal to the cash payment to which the Grantee has become entitled.

11. Effect of a Termination of Employment.

The Agreement evidencing the grant of each Option and each Award shall set forth the terms and conditions applicable to such Option or Award upon a termination or change in the status of the employment of the Optionee or Grantee by the Company, a Subsidiary or a Division (including a termination or change by reason of the sale of a Subsidiary or a Division), which, except for Formula Restricted Share Awards, shall be as the Committee may, in its discretion, determine at the time the Option or Award is granted or thereafter.

12. Adjustment Upon Changes in Capitalization.

(a) In the event of a Change in Capitalization, the Committee shall conclusively determine the appropriate adjustments, if any, to (i) the maximum number and class of Shares or other stock or securities with respect to which Options or Awards may be granted under the Plan, (ii) the number and class of Shares or other stock or securities which are subject to outstanding Options or Awards granted under the Plan and the exercise price therefor, if applicable, (iii) the number and class of Shares or other securities in respect of which Formula Options are to be granted under Section 6 and (iv) the Performance Objectives.

(b) Any such adjustment in the Shares or other stock or securities (i) subject to outstanding Incentive Stock Options (including any adjustments in the exercise price) shall be made in such manner as not to constitute a modification as defined by Section 424(h)(3) of the Code and only to the extent otherwise permitted by Sections 422 and 424 of the Code, or (ii) subject to outstanding Options or Awards that are intended to qualify as Performance-Based Compensation shall be made in such a manner as not to adversely affect the treatment of the Option or Award as Performance-Based Compensation.

(c) If, by reason of a Change in Capitalization, a Grantee of an Award shall be entitled to, or an Optionee shall be entitled to exercise an Option with respect to, new, additional or different shares of stock or securities of the Company or any other corporation, such new, additional or different shares shall thereupon be subject to all of the conditions, restrictions and performance criteria which were applicable to the Shares subject to the Award or Option, as the case may be, prior to such Change in Capitalization.

13. Effect of Certain Transactions.

Subject to Sections 5.10, 6.5, 7.7, 8.4(b) and 9.4 or as otherwise provided in an Agreement, in the event of (a) the liquidation or dissolution of the Company or (b) a merger or consolidation of the Company (a “Transaction”), the Plan and the Options and Awards issued hereunder shall continue in effect in accordance with their respective terms, except that following a Transaction either (i) each outstanding Option or Award shall be treated as provided for in the agreement entered into in connection with the Transaction or (ii) if not so provided in such agreement, each Optionee and Grantee shall be entitled to receive in respect of each Share subject to any outstanding Options or Awards, as the case may be, upon exercise of any Option or payment or transfer in respect of any Award, the same number and kind of stock, securities, cash, property or other consideration that each holder of a Share was entitled to receive in the Transaction in respect of a Share; provided, however, that such stock, securities, cash, property, or other consideration shall remain subject to all of the conditions, restrictions and performance criteria which were applicable to the Options and Awards prior to such Transaction. The treatment of any Option or Award as provided in this Section 13 shall be conclusively presumed to be appropriate for purposes of Section 12.

14. Interpretation.

Following the required registration of any equity security of the Company pursuant to Section 12 of the Exchange Act:

(a) The Plan is intended to comply with Rule 16b-3 promulgated under the Exchange Act and the Committee shall interpret and administer the provisions of the Plan or any Agreement in a manner consistent therewith. Any provisions inconsistent with such Rule shall be inoperative and shall not affect the validity of the Plan.

(b) Unless otherwise expressly stated in the relevant Agreement, each Option, Stock Appreciation Right and Performance Award granted under the Plan is intended to be Performance-Based Compensation. The Committee shall not be entitled to exercise any discretion otherwise authorized hereunder with respect to such Options or Awards if the ability to exercise such discretion or the exercise of such discretion itself would cause the compensation attributable to such Options or Awards to fail to qualify as Performance-Based Compensation.

(c) To the extent that any legal requirement of Section 16 of the Exchange Act or Section 162(m) of the Code as set forth in the Plan ceases to be required under Section 16 of the Exchange Act or Section 162(m) of the Code, that Plan provision shall cease to apply.

15. Termination and Amendment of the Plan or Modification of Options and Awards.

15.1 Plan Amendment or Termination.  The Plan shall terminate on the day preceding the tenth anniversary of the date of its adoption by the Board and no Option or Award may be granted thereafter. The Board may sooner terminate the Plan and the Board may at any time and from time to time amend, modify or suspend the Plan; provided, however, that:

(a) no such amendment, modification, suspension or termination shall impair or adversely alter any Options or Awards theretofore granted under the Plan, except with the written consent of the Optionee or

Grantee, nor shall any amendment, modification, suspension or termination deprive any Optionee or Grantee of any Shares which he or she may have acquired through or as a result of the Plan; and

(b) to the extent necessary under any applicable law, regulation or exchange requirement no amendment shall be effective unless approved by the stockholders of the Company in accordance with applicable law, regulation or exchange requirement.

15.2 Modification of Options and Awards.  No modification of an Option or Award shall adversely alter or impair any rights or obligations under the Option or Award without the written consent of the Optionee or Grantee, as the case may be.

15.3 No Repricing of Options or Stock Appreciation Rights.  The Committee shall have no authority to make any adjustment (other than in connection with a stock dividend, recapitalization or other transaction where an adjustment is permitted or required under the terms of the Plan) or amendment, and no such adjustment or amendment shall be made, that reduces or would have the effect of reducing the exercise price of an Option or Stock Appreciation Right previously granted under the Plan, whether through amendment, cancellation or replacement grants, or other means, unless the Company’s stockholders shall have approved such adjustment or amendment.

16. Non-Exclusivity of the Plan.

The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangement or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

17. Limitation of Liability.

As illustrative of the limitations of liability of the Company, but not intended to be exhaustive thereof, nothing in the Plan shall be construed to:

(a) give any person any right to be granted an Option or Award other than at the sole discretion of the Committee;

(b) give any person any rights whatsoever with respect to Shares except as specifically provided in the Plan;

(c) limit in any way the right of the Company or any Subsidiary to terminate the employment of any person at any time; or

(d) be evidence of any agreement or understanding, expressed or implied, that the Company will employ any person at any particular rate of compensation or for any particular period of time.

18. Regulations and Other Approvals; Governing Law.

18.1 Except as to matters of federal law, the Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware without giving effect to conflicts of laws principles thereof.

18.2 The obligation of the Company to sell or deliver Shares with respect to Options and Awards granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

18.3 The Board may make such changes as may be necessary or appropriate to comply with the rules and regulations of any government authority, or to obtain for Eligible Individuals granted Incentive Stock Options the tax benefits under the applicable provisions of the Code and regulations promulgated thereunder.

18.4 Each Option and Award is subject to the requirement that, if at any time the Committee determines, in its discretion, that the listing, registration or qualification of Shares issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Option or Award or the issuance of Shares, no Options or Awards shall be granted or payment made or Shares issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions as acceptable to the Committee.

18.5 Notwithstanding anything contained in the Plan or any Agreement to the contrary, in the event that the disposition of Shares acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required by the Securities Act and Rule 144 or other regulations thereunder. The Committee may require any individual receiving Shares pursuant to an Option or Award granted under the Plan, as a condition precedent to receipt of such Shares, to represent and warrant to the Company in writing that the Shares acquired by such individual are acquired without a view to any distribution thereof and will not be sold or transferred other than pursuant to an effective registration thereof under the Securities Act or pursuant to an exemption applicable under the Securities Act or the rules and regulations promulgated thereunder. The certificates evidencing any such Shares shall be appropriately amended or have an appropriate legend placed thereon to reflect their status as restricted securities as aforesaid.

19. Miscellaneous.

19.1 Multiple Agreements.  The terms of each Option or Award may differ from other Options or Awards granted under the Plan at the same time or at some other time. The Committee may also grant more than one Option or Award to a given Eligible Individual during the term of the Plan, either in addition to, or in substitution for, one or more Options or Awards previously granted to that Eligible Individual.

19.2 Beneficiary Designation.  Each Participant may, from time to time, name one or more individuals (each, a “Beneficiary”) to whom any benefit under the Plan is to be paid or who may exercise any rights of the Participant under any Option or Award granted under the Plan in the event of the Participant’s death before he or she receives any or all of such benefit or exercises such Option. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death and rights to be exercised following the Participant’s death shall be paid to or exercised by the Participant’s estate.

19.3 Withholding of Taxes.

(a) At such times as an Optionee or Grantee recognizes taxable income in connection with the receipt of Shares or cash hereunder (a “Taxable Event”), the Optionee or Grantee shall pay to the Company an amount equal to the federal, state and local income taxes and other amounts as may be required by law to be withheld by the Company in connection with the Taxable Event (the “Withholding Taxes”) prior to the issuance, or release from escrow, of such Shares or the payment of such cash. The Company shall have the right to deduct from any payment of cash to an Optionee or Grantee an amount equal to the Withholding Taxes in satisfaction of the obligation to pay Withholding Taxes. The Committee may provide in an Agreement evidencing an Option or Award at the time of grant or thereafter that the Optionee or Grantee, in satisfaction of the obligation to pay Withholding Taxes to the Company, may elect to have withheld a portion of the Shares issuable to him or her pursuant to the Option or Award having an aggregate Fair Market Value equal to the Withholding Taxes. In the event Shares are withheld by the Company to satisfy any obligation to pay Withholding Taxes, such Shares shall be retired and cancelled and shall not thereafter be available to grant an Option or Award with respect thereto.

(b) If an Optionee makes a disposition, within the meaning of Section 424(c) of the Code and regulations promulgated thereunder, of any Share or Shares issued to such Optionee pursuant to the exercise of an Incentive Stock Option within the two-year period commencing on the day after the date of the grant or within the one-year period commencing on the day after the date of transfer of such Share or Shares to the Optionee pursuant to such exercise, the Optionee shall, within ten (10) days of such disposition, notify the Company thereof, by delivery of written notice to the Company at its principal executive office.

19.4 Effective Date.  The effective date of this Plan shall be as determined by the Board, subject only to the approval by the holders of a majority of the securities of the Company entitled to vote thereon, in accordance with the applicable laws, within twelve (12) months of the adoption of the Plan by the Board.

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE
This Proxy is solicited on behalf of the Board of Directors of the Company. This Proxy will be voted as specified by the undersigned. This Proxy revokes any prior Proxy given by the undersigned. Unless authority to vote for one or more of the nominees is specifically withheld according to the instructions, a signed Proxy will be voted FOR the election of the three named nominees for directors and, unless otherwise specified, FOR proposals 2 and 3 herein and described in the accompanying Proxy Statement and AGAINST proposal 4 herein and described in the accompanying Proxy Statement. The undersigned acknowledges receipt with this Proxy a copy of the Notice of Annual Meeting and Proxy Statement dated April 12, 2007, describing more fully the proposals set forth herein.

1.	ELECTION OF DIRECTORS CLASS I	FOR ALL nominees listed to left (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed to left
	01 W. Larry Cash 02 Harvey Klein, M.D. 03 H. Mitchell Watson, Jr.	☐	☐

INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name listed above.

The Board of Directors recommends a vote FOR proposal 2.

		FOR	AGAINST	ABSTAIN

2.	Proposal to approve the Amended and Restated 2000 Stock Option and Award Plan, as amended and restated on March 30, 2007.	☐	☐	☐
The Board of Directors recommends a vote FOR proposal 3.

		FOR	AGAINST
3.	Proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent accountants for the fiscal year ending December 31, 2007.	☐	☐

The Board of Directors recommends a vote AGAINST proposal 4.
		FOR	AGAINST
4.	Proposal submitted by a stockholder entitled — “Pay-for- Superior Performance Proposal.”	☐	☐

5.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting.

Signature ________________________ Signature (if held jointly)____________________ Date_____________
Please date and sign name exactly as it appears hereon. Executors, administrators, trustees, etc. should so indicate when signing. If the stockholder is a corporation, the full corporate name should be inserted and the Proxy signed by an officer of the corporation, indicating his/her title. If the stockholder is a partnership, the full partnership name should be inserted and the Proxy signed by an authorized person of the partnership, indicating his/her title. If the stockholder is a limited liability company, the full limited liability company name should be inserted and the Proxy signed by an authorized person of the limited liability company, indicating his/her title.

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Community Health Systems, Inc.
2007 Annual Meeting of Stockholders
     The undersigned hereby appoints Wayne T. Smith and Rachel A. Seifert, and each and any of them, proxies for the undersigned with full power of substitution, to vote all shares of the Common Stock of Community Health Systems, Inc. (the “Company”) owned by the undersigned at the Annual Meeting of Stockholders to be held at The St. Regis Hotel, located at 5th Avenue at 55th Street, New York, New York 10022 on Tuesday, May 22, 2007, at 8:00 a.m., local time, and at any adjournments or postponements thereof.

Address Change/Comments (Mark the corresponding box on the reverse side)

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